EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

March 29, 2019

among

ACTUANT CORPORATION

The Foreign Subsidiary Borrowers Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., SUNTRUST BANK, and PNC BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

and

BMO HARRIS BANK N.A.
as Documentation Agent

________________________________

JPMORGAN CHASE BANK, N.A., WELLS FARGO SECURITIES, LLC, BANK OF AMERICA, N.A., SUNTRUST ROBINSON HUMPHREY, INC. and PNC CAPITAL MARKETS LLC
as Joint Lead Arrangers and Joint Bookrunners

i

Table of Contents
(continued)

Table of Contents
(continued)

SCHEDULES:

Schedule 1.2 – Initial Material Domestic Subsidiaries
Schedule 1.3 – Initial Material Foreign Subsidiaries
Schedule 1.4 – Initial Foreign Law Pledgors and Foreign Law Pledge Agreements
Schedule 1.5 –Attributable Debt
Schedule 2.01A – Commitments
Schedule 2.01B – Letter of Credit Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Disclosed Matters
Schedule 5.12 – Post-Closing Matters
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.09 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Compliance Certificate
Exhibit C – Form of Increasing Lender Supplement
Exhibit D – Form of Augmenting Lender Supplement
Exhibit E – List of Closing Documents
Exhibit F-1 – Form of Borrowing Subsidiary Agreement
Exhibit F-2 – Form of Borrowing Subsidiary Termination
Exhibit G-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit G-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit G-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit G-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit H-1 – Form of Borrowing Request
Exhibit H-2 – Form of Interest Election Request

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of March 29, 2019 among ACTUANT CORPORATION, the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., SUNTRUST BANK, and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents and BMO HARRIS BANK N.A., as Documentation Agent.

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2022 Senior Note Indenture” means that certain Indenture, dated as of April 16, 2012, by and among the Company, the guarantors party thereto and the “Trustee” referred to therein, under which the Company has issued 5.625% senior unsecured notes due in 2022 in an original aggregate principal amount of $300,000,000, as such Indenture may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.

“2022 Senior Notes” means the “Notes” as defined in the 2022 Senior Note Indenture, as such Notes may be amended, restated, supplemented or otherwise modified from time to time in a manner permitted by the terms hereof.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Additional Incremental Facility Amount” has the meaning assigned to such term in Section 2.20.

 “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder, and its successors, including any successor administrative agent arising under Section 9.04.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any CFC and/or Disregarded Domestic Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any additional currency that is (a) determined after the Effective Date by mutual agreement of the Company, the  Revolving Lenders, each Issuing Bank and Administrative Agent, (b) a lawful currency that is readily available, freely transferable and not restricted and able to be converted into dollars and (c) available in the London interbank deposit market in the Administrative Agent’s determination.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Party” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a Defaulting Lender shall exist, and subject to such Section 2.22, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, any ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Net Leverage Ratio applicable on such date:

	Net Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 0.75 to 1.00	1.125%	0.125%	0.15%
Category 2:	> 0.75 to 1.00 but < 1.25 to 1.00	1.25%	0.25%	0.175%
Category 3:	> 1.25 to 1.00 but < 2.00 to 1.00	1.375%	0.375%	0.20%
Category 4:	> 2.00 to 1.00 but < 2.75 to 1.00	1.625%	0.625%	0.225%
Category 5:	> 2.75 to 1.00 but < 3.50 to 1.00	1.75%	0.75%	0.25%
Category 6:	> 3.50 to 1.00	2.00%	1.00%	0.30%

For purposes of the foregoing,

(i)            if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01(a) or (b), Category 6 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)            adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)            notwithstanding the foregoing, Category 4 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal quarter ended February 28, 2019, and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

 “Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of (i) JPMorgan Chase Bank, N.A. and its successors, (ii) Wells Fargo Securities, LLC and its successors, (iii) Bank of America, N.A. and its successors, (iv) SunTrust Robinson Humphrey, Inc. and its successors and (v) PNC Capital Markets LLC and its successors, each in its capacity as a joint bookrunner and joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, that any reference to Attributable Debt in respect of Sale and Leaseback Transactions shall exclude the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the leases identified on Schedule 1.5 hereto in an aggregate amount not to exceed $30,000,000 at any time.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, at any time with respect to any Revolving Lender, the Revolving Commitment of such Revolving Lender then in effect minus the Revolving Credit Exposure of such Revolving Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services) and (e) letters of credit, bank guaranties and similar banking services to Foreign Subsidiaries of the Company.

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Incremental Facility Amount” has the meaning assigned to such term in Section 2.20.

 “Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Borrower and the Administrative Agent.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit H-1 or any other form approved by the Administrative Agent.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“BW” means the Dutch Civil Code (Burgerlijke Wetboek).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital (or financing) lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that notwithstanding the foregoing, “Capital Lease Obligations” shall be determined in accordance with Section 1.04(c).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement (ii) directors of the Company on the corresponding date of the previous year, (iii) selected, approved, nominated or appointed by the board of directors of the Company or (iv) selected, approved, appointed by a majority of the directors so selected, approved, nominated or appointed; (c) the occurrence of a change in control, or other similar provision, as defined in the 2022 Senior Note Indenture or any agreement or instrument evidencing any Subordinated Indebtedness that is Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (d) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), of:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Co-Syndication Agent” means each of Wells Fargo Bank, National Association, Bank of America, N.A., SunTrust Bank and PNC Bank, National Association in its capacity as syndication agent for the credit facilities evidenced by this Agreement.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Foreign Law Pledge Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment as set forth on Schedule 2.01A opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Credit Exposure of any Lender exceed its Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Actuant Corporation, a Wisconsin corporation.

“Computation Date” is defined in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any Reference Period (defined below), Consolidated Net Income for such Reference Period plus the sum of, without duplication and to the extent deducted from revenues in determining Consolidated Net Income (other than with respect to clause (xvii) below),

(i)	Consolidated Interest Expense,

(ii)	expense for income taxes paid or accrued,

(iii)	depreciation expense,

(iv)	amortization expense,

(v)	non-cash unrealized losses attributable to the application of “mark to market” accounting in respect of swap agreements,

(vi)	restructuring charges in an aggregate amount equal to $403,000 for the fiscal quarter ended November 30, 2018,

(vii)
restructuring charges and business optimization expenses (which for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facilities closures, retention, severance, systems establishment costs and excess pension charges); provided, that the aggregate amount of such restructuring charges and business optimization expenses added back in reliance on this clause (vii) in any Reference Period, when aggregated with (x) all amounts added back in reliance on clauses (ix) and (xvii) below and (y) adjustments made pursuant to clause (y) of the penultimate sentence of Section 1.04(b), in each case, for such Reference Period, shall not exceed twenty percent (20%) of Consolidated EBITDA for such Reference Period (calculated before giving effect to any addbacks and adjustments under this clause (vii) and clauses (ix) and (xvii)),

(viii)	non-cash impairment charges, asset write-offs, long-term incentive plan charges, the amortization of intangibles and other fair value adjustments arising pursuant to GAAP,

(ix)
unusual, non-recurring or extraordinary losses, charges or expenses; provided, that the aggregate amount of such unusual, non-recurring or extraordinary losses, charges or expenses added back in reliance on this clause (ix) in any Reference Period, when aggregated with (x) all amounts added back in reliance on clause (vii) above and clause (xvii) below and (y) adjustments made pursuant to clause (y) of the penultimate sentence of Section 1.04(b), in each case, for such Reference Period, shall not exceed twenty percent (20%) of Consolidated EBITDA for such Reference Period (calculated before giving effect to any addbacks and adjustments under this clause (ix) and clauses (vii) and (xvii)),

(x)	any non-cash charges attributable to the expensing of stock options as required or recommended by the Financial Standards and Accounting Board,

(xi)	any non-cash charges associated with the sale or discontinuance of assets (other than inventory in the ordinary course of business), businesses or product lines,

(xii)
(A) financing fees, financial or other advisory fees, accounting fees, legal fees (and similar advisory and consulting fees), and related costs and expenses incurred by the Company and its Subsidiaries in connection with the Transactions, any Permitted Acquisitions, or investments, Dispositions or equity issuances permitted under this Agreement (in each case, whether or not consummated) and (B) out-of-pocket fees, costs, and expenses incurred in connection the administration of (including, but not limited, to amendments, waivers or modifications, in each case, whether or not consummated) this Agreement, the other Loan Documents, and the 2022 Senior Notes or permitted refinancings thereof,

(xiii)
effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capital Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of Taxes,

(xiv)	any after-tax losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Swap Agreements or other derivative instruments,

(xv)	any currency translation losses related to currency remeasurements of Indebtedness,

(xvi)	any other non-cash losses, charges and expenses (including non-cash compensation charges) reducing Consolidated Net Income during such Reference Period,

(xvii)
the amount of “run rate” cost savings, operating expense reductions and costs synergies related to business combinations, acquisitions, divestures, restructuring, cost savings initiatives, and other similar transactions that are reasonably identifiable and factually supportable and expected to be realized (in the good faith determination of the Company), within twelve (12) months after such transaction or initiative has been consummated, net of the amount of actual benefits realized during such Reference Period from such actions, provided that (A) such cost savings, operating expense reductions and cost synergies have been reasonably detailed by the Company in the applicable compliance certificate delivered pursuant to Section 5.01(c) for such Reference Period, and (B) if any cost savings, operating expense reductions or cost synergies included in any pro forma calculations based on the anticipation that such cost synergies, operating expense reductions or cost savings will be achieved by such date shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time pro forma calculations required to be made under the terms of this Agreement shall not reflect such cost synergies, operating expense reductions or cost savings, all determined in accordance with GAAP for such period; provided, further that the aggregate amount of such cost synergies, operating expense reductions or cost savings added back in reliance on this clause (xvii) in any Reference Period, when aggregated with (x) all amounts added back in reliance on clauses (vii) and (ix) above and (y) adjustments made pursuant to clause (y) of the penultimate sentence of Section 1.04(b), in each case,  for such Reference Period, shall not exceed twenty percent (20%) of Consolidated EBITDA for such Reference Period (calculated before giving effect to any addbacks and adjustments under this clause (xvii) and clauses (vii) and (ix));

(xviii)	losses from the sale of assets (other than inventory sold in the ordinary course of business), and

(xix)	the write-off of deferred financing fees and any premium actually paid in each case, in connection with the Transactions,

minus, to the extent included in revenues in determining Consolidated Net Income for such Reference Period, but without duplication,

(1) interest income,

(2) income tax credits and refunds (to the extent not netted from tax expense),

(3) any cash payments made during such period in respect of the non-cash items described in any of clauses (i) through (xix) above subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were incurred,

(4) any after-tax gains (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Swap Agreements or other derivative instruments,

(5) any currency translation gains related to currency remeasurements of Indebtedness,

(6) unusual, non-recurring or extraordinary income or gains, and

(7) any other non-cash items of income or gains (including with respect to write-ups of assets or goodwill) increasing Consolidated Net Income during such Reference Period (but excluding the accrual of revenue in accordance with GAAP), all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated immediately after giving effect thereto on a pro forma basis as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $30,000,000; and “Material Disposition” means the Specified Disposition, and any other sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $30,000,000.

 “Consolidated Interest Expense” means, with reference to any period, without duplication, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to (a) all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) and (b) the interest, yield or discount, as applicable, component of all Receivables Transaction Attributed Indebtedness of the Company and its Subsidiaries for such period.  In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any non-cash gain (or loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815 - Derivatives and Hedging or mark-to-market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such period, except that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period; provided, further, that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any wholly-owned Subsidiary of the Company.

“Consolidated Net Indebtedness” means at any time (i) Consolidated Total Indebtedness minus (ii) the Qualified Cash Amount.

“Consolidated Operating Income” means, for any period, consolidated operating income of the Company and its consolidated Subsidiaries determined in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any date the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such date in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries, but excluding (x) the undrawn portion of any revolving facilities and (y) obligations under Swap Agreements entered into in the ordinary course of business and not for speculative purposes.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” means with respect to a Loan Party all its Obligations, other than the Parallel Debts.

“Credit Event” means a Borrowing, the issuance, renewal or extension of a Letter of Credit, the amendment of a Letter of Credit that increases the face amount thereof, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

 “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction but not any issuance of Equity Interests of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, the issuance by a Person of its own Equity Interests or re-issue of any of its treasury stock is not a Disposition.

“Disregarded Domestic Person” means a Subsidiary of the Company incorporated under the laws of any jurisdiction in the United States of America and substantially all of the assets of which consist of Equity Interests (including any debt or other instrument treated as equity for United States of America federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs. For the avoidance of doubt, if any Subsidiary of the Company incorporated under the laws of any jurisdiction in the United States of America (a “DDP Parent”) owns a Disregarded Domestic Person that is a disregarded entity for U.S. federal income tax purposes (the “DDP Sub”), for purposes of determining whether DDP Parent is a Disregarded Domestic Person, DDP Parent’s ownership of the Equity Interests of DDP Sub shall be disregarded and the assets of DDP Sub shall be attributed to DDP Parent.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agent” means BMO Harris Bank N.A. in its capacity as documentation agent for the credit facilities evidenced by this Agreement.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America and that is not a Disregarded Domestic Person.

“Dutch Borrower” means, from and after the date on which it may become a party hereto after the Effective Date pursuant to Section 2.23(a), ATU Euro Finance BV, a Dutch Subsidiary, unless such Subsidiary has ceased to constitute a Foreign Subsidiary Borrower pursuant to Section 2.23(b).

“Dutch Borrower Amendment” is defined in Section 2.23(a).

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het Financieel Toezicht), as amended from time to time.

“Dutch Loan Party” means a Loan Party that is a Dutch Subsidiary or a resident in the Netherlands for Dutch Tax purposes and includes, for the purpose of Section 3.15, Section 5.13 and Section 9.20 only, a Loan Party carrying on a business through a permanent establishment or deemed permanent establishment that is taxable in the Netherlands.

“Dutch Subsidiary” means a Subsidiary of the Company organized under the laws of the Netherlands.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution established or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters (in each case, to the extent related to exposure to or management of Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into or exchangeable for any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Establishment” means in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“euro” and/or “€” means the single currency of the Participating Member States.

“Eurocurrency” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means, on any day, (a) with respect to any Foreign Currency, the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination, or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (b) if such amount is denominated in any other currency (other than Dollars), the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes and United Kingdom withholding Taxes (excluding the portion of United Kingdom withholding Taxes with respect to which a full exemption from United Kingdom withholding Taxes on interest is provided for under a double taxation treaty between the United Kingdom and a jurisdiction in which the applicable Lender is treated as a resident) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g), and (d) any withholding Taxes imposed under FATCA.

“Existing Letters of Credit” has the meaning given to such term in Section 2.06(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the  purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the United Kingdom Pensions Act 2004.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).  References to the most recent fiscal quarter for which Financials are available shall, in the case of the 4th fiscal quarter of each fiscal year, be deemed to refer to such quarter as reflected in the annual financial statements required to be delivered pursuant to Section 5.01(a).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn, available and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $200,000,000.

“Foreign Law Pledge Agreement” means any pledge agreement governed by the applicable local law with respect to a Material Foreign Subsidiary, a Foreign Subsidiary Borrower or any other Foreign Subsidiary the Equity Interests of which are required to be pledged hereunder, in a form reasonably acceptable to the Administrative Agent, in each case, as it may be amended, restated, supplemented or modified and in effect from time to time.  The initial Foreign Law Pledge Agreements required to be in effect pursuant to Section 5.12 are set forth on Schedule 1.4 hereto.

“Foreign Law Pledgor” means the Company and each Subsidiary that executes a Foreign Law Pledge Agreement pursuant to Section 5.09(b) or 5.12.  The initial Foreign Law Pledgors are identified as such in Schedule 1.4 hereto.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, scheme, fund (including any superannuation fund) or other similar program established, sponsored or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any UK Borrower or Dutch Borrower.

“Foreign Subsidiary Borrower Sublimit” means $200,000,000.

“GAAP” means generally accepted accounting principles in the United States of America.

“GDPR” shall mean the European Union General Data Protection Regulation, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 and the Dutch GDPR Implementation Act (Uitvoeringswet Algemene verordening gegevensbescherming).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means the Company and its consolidated Subsidiaries as determined in accordance with GAAP.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnity obligations as in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount related to the primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantor” means any Subsidiary Guarantor, the Company in its capacity as a guarantor under its Guarantee in Article XI hereof or any Foreign Subsidiary Borrower in its capacity as a guarantor under its Guarantee in Article X hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“IBA” has the meaning assigned to such term in Section 1.06.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) Receivables Transaction Attributed Indebtedness, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, excluding operating leases, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and current accounts payable incurred in the ordinary course of business and accrued salaries, vacation and employee benefits (including deferred compensation) arising in the ordinary course of business and consistent with past practice), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness which has not been assumed by such Person shall be the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the date of determination of the amount of such Indebtedness, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person under Sale and Leaseback Transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall exclude (1) agreements providing for indemnification, purchase price adjustments, earnouts, holdbacks, deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition or disposition), until such obligation is reflected on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and is determinable and not contingent, (2) Indebtedness that has been defeased and/or discharged in accordance with its terms, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance and/or discharge) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Indebtedness, (3) accrued pension cost, employee benefits and postretirement health care obligations arising in the ordinary course of business, (4) obligations in respect of customer advances received and held in the ordinary course of business and (5) obligations in respect of Swap Agreements.

 “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Information Memorandum” means the lender presentation slides dated January 31, 2019 relating to the Company and the Transactions.

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.13(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit H-2 or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, with the consent of each Lender, twelve months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of (i) JPMorgan Chase Bank, N.A., (ii) Wells Fargo Bank, National Association, (iii) Bank of America, N.A., (iv) SunTrust Bank, (v) PNC Bank, National Association and (vi) any other Lender that agrees to act as an Issuing Bank, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

 “Letter of Credit” means any letter of credit, bank guarantee or similar instrument issued pursuant to this Agreement and any Existing Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.  The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Company, and notified to the Administrative Agent.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate.  It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Permitted Acquisition by the Company or any of its Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by any Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including any promissory notes issued pursuant to Section 2.10(e), the Collateral Documents, the Subsidiary Guaranty, letter of credit applications and any agreements between any Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder and/or the respective rights and obligations between any Borrower and such Issuing Bank in connection thereunder.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers, the Guarantors and the Foreign Law Pledgors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its Obligations,  or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Domestic Subsidiary” means (i) any Domestic Subsidiary directly holding any Equity Interest in a Material Foreign Subsidiary, (ii) any Domestic Subsidiary directly or indirectly holding any Equity Interest in a Foreign Subsidiary Borrower or (iii) any Domestic Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), (x) constituted greater than 7.5% of Consolidated Operating Income for such period or (y) constituted greater than 7.5% of Consolidated Total Assets (other than Equity Interests in Material Foreign Subsidiaries) as of such date; provided, that, notwithstanding the foregoing, “Material Domestic Subsidiary” shall not include any special purpose Subsidiary created to engage solely in a Qualified Receivables Transaction, Domestic Subsidiaries that are Subsidiaries of CFCs, and Disregarded Domestic Persons.  Schedule 1.2 lists all of the Company’s Material Domestic Subsidiaries and their respective jurisdictions of organization as of the Effective Date.

 “Material Foreign Subsidiary” any Foreign Subsidiary, the Equity Interests of which are held by the Company or any Domestic Subsidiary, and which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), (x) constituted greater than ten percent (10%) of Consolidated Operating Income for such period or (y) constituted greater than ten percent (10%) of Consolidated Total Assets as of such date.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and intercompany Indebtedness owing by and among the Company and/or its wholly-owned Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $35,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Material Domestic Subsidiary or Material Foreign Subsidiary.

“Maturity Date” means March 29, 2024; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Incremental Facility Amount” has the meaning assigned to such term in Section 2.20.

“Maximum Rate” has the meaning assigned to it in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, as of the end of any fiscal quarter, the ratio of (i) Consolidated Net Indebtedness as of the last day of such fiscal quarter to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis.  Without limiting the provisions of Section 1.04(b), all computations of the Net Leverage Ratio on a pro forma basis hereunder in order to assess the permissibility of the incurrence of Indebtedness or any other transaction shall be made after giving effect to such incurrence or any related incurrence of Indebtedness in connection therewith and the actual or intended use of proceeds of such Indebtedness (and the Qualified Cash Amount shall be determined accordingly).

“Net Proceeds” means, with respect to any Disposition, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback transaction), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes or repatriation costs paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer), (iv) any costs associated with unwinding any related Swap Agreement in connection with such transaction, and (vi) any customer deposits required to be returned as a result of such transaction; provided, however, that the amount determined pursuant to the foregoing shall be reduced, in the case of any Net Proceeds received by a joint venture Subsidiary, by the amount attributable to (and not available for distribution to, or for the account of, the Company or a wholly-owned Subsidiary) non-controlling interests in such joint venture Subsidiary owned by any Person other than the Company or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.04(e).

 “Non-Public Lender” means:  (i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority/ies:  an entity which (x) assumes existing rights and/or obligations vis‑à‑vis a Loan Party, the value of which is at least € 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least € 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies:  an entity which is not considered to form part of the public on the basis of such interpretation.

 “NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Borrower under any Loan Document and (b) the obligations of the Borrowers to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Borrower.

“Obligor Parties” means, collectively, the Borrowers and the Guarantors.

 “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parallel Debt” has the meaning assigned to such term in Section 8.10.

 “Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“Permitted Acquisition” means any acquisition, directly or indirectly (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of (i) any going business or all or substantially all the assets of any Person or division or line of business of a Person, by purchase of assets, merger or otherwise or (ii) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto,

(a) no Default has occurred and is continuing or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto, or in the case of a Limited Condition Acquisition, at the Company’s option, the determination of whether a Default (other than a Default or Event of Default relating to Section 7.01(a), (b), (h), (i), (j) or (q)) shall have occurred and be continuing or would result from such acquisition shall be tested as of the date the applicable acquisition agreement is entered into,

(b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or a business reasonably related, complementary or ancillary thereto, including without limitation industrial manufacturing and distribution, the rental of industrial equipment, and the provision of services related thereto, and

(c) the Company and the Subsidiaries are in compliance, on a pro forma basis, with the covenants contained in Section 6.13, in each case, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which Financials are available, as if such acquisition (and any related incurrence or repayment of Indebtedness and the actual or intended use of proceeds thereof, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $150,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial statements and projections reasonably requested by the Administrative Agent demonstrating in reasonable detail such compliance; provided, that in the case of a Limited Condition Acquisition, at the Company’s option, such compliance shall be calculated on a pro forma basis as of the date of the signing of the applicable acquisition agreement.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)            leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Subsidiary;

(h)            Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i)            Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l)            Liens in connection with the sale or transfer of any assets in a transaction permitted under Section 6.04 and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(m)            [reserved];

(n)            Liens on securities that are subject to repurchase agreements permitted by clause (d) of the definition of Permitted Investments;

(o)            any interest or title of a lessor under any operating lease or operating sublease entered into by the Company or any Subsidiary in the ordinary course of business and other statutory and common law landlords’ liens under leases that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole; and

(p)            Liens that are contractual rights of set-off or rights of pledge relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations otherwise permitted hereunder and incurred in the ordinary course of business or consistent with industry practice of the Company or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Factoring Transaction” means (a) a sale by the Company or any Subsidiary of accounts or notes receivable to any Person, including without limitation pursuant to an accelerated payment program established by a customer of the Company or such Subsidiary or (b) any other sale by any Foreign Subsidiary to any Person of accounts receivable or notes receivable; provided, that the aggregate face amount of accounts receivable and notes receivable subject to all such sales does not exceed (x) during any fiscal year the greater of (i) 7.5% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal year for which Financials are available) and (ii) $100,000,000 and (y) $50,000,000 during any fiscal quarter; provided, further, that the Indebtedness and/or Receivables Transaction Attributed Indebtedness incurred in respect of all Permitted Factoring Transactions and Qualified Receivables Transactions at any time outstanding does not exceed the greater of (i) 7.5% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter for which Financials are available) and (ii) $100,000,000.

 “Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            cash and demand deposits maintained with (i) any Lender or (ii) with the domestic office of any commercial bank organized under the laws of the United States of America or any State which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(g)            instruments equivalent to those referred to in clauses (a) through (f) above denominated in other currencies and comparable in credit quality and tenor to those referred to above and customarily used for short and medium term investment purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary in such jurisdictions; and

(h)            other investments permitted by the Company’s investment policy, dated January 23, 2011, as adopted by its Board of Directors and in effect on the Effective Date (but excluding investments made in reliance on exceptions to such policy requiring additional approvals or consents thereunder from the chief financial officer, treasurer or otherwise), as amended, restated, supplemented or otherwise modified from time to time, so long as such amendment, restatement, supplement or modification has been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Pounds Sterling” means the lawful currency for the time being of the United Kingdom.

“Prepayment Event” means:

(a)            any sale, transfer or other Disposition (including pursuant to a sale and leaseback transaction, but excluding the Specified Disposition) of any property or asset of the Company or any Subsidiary pursuant to Section 6.04(l) or otherwise not permitted by this Agreement, for which the aggregate book value of all property Disposed of exceeds 10% of Consolidated Total Assets (measured at the end of the most recently completed fiscal year), in the aggregate during such fiscal year of the Company; or

(b)              the Specified Disposition.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Cash Amount” means, as of any date of determination, an amount equal to the excess of (a) Unrestricted Cash over (b) $5,000,000; provided that in no event shall the Qualified Cash Amount exceed (i) $225,000,000 plus (ii) for any fiscal quarter ending during the Specified Disposition Reinvestment Period, an amount equal to the lesser of (x) $175,000,000 and (y) the aggregate amount of Net Proceeds received as consideration for the Specified Disposition which have not as of such date been applied (or committed to be applied) to Permitted Acquisitions, or other investments in non-Affiliates permitted under Section 6.05, or to prepayment or repayment of the 2022 Senior Notes.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity any accounts or notes receivable and rights related thereto, which special-purpose entity shall in turn sell, convey, transfer and/or pledge interests in such assets to third-party lenders or investors, provided that the Indebtedness and/or Receivables Transaction Attributed Indebtedness incurred in respect of all Permitted Factoring Transactions and Qualified Receivables Transactions at any time outstanding does not exceed the greater of (i) 7.5% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recent fiscal quarter for which Financials are available) and (ii) $100,000,000.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any receivables purchase or other financing transaction of the type described in the definition of “Permitted Factoring Transaction” or “Qualified Receivables Transaction” on any date of determination that would, in each case, be characterized as principal if such transactions were structured as a secured lending transaction rather than as a purchase.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation” means the Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Required Lenders” means, subject to Section 2.22:

(a) at any time prior to the termination or expiration of the Commitments, Lenders having Credit Exposures (provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans) and Unfunded Commitments (and unused Term Loan Commitments, if applicable) representing more than fifty percent (50%) of the sum of the Total Credit Exposure and Unfunded Commitments (and unused Term Loan Commitments, if applicable) at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Section 7.02 or for purposes of terminating the Commitments, then, in the event a Lender has not funded its participations in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.05(c) (such amount, the “Swingline Unfunded Amount”) and until such time as such Swingline Unfunded Amount is actually funded by such Lender, (i) the Unfunded Commitment of each such Lender shall be deemed to be reduced by such Swingline Unfunded Amount and (ii) the Unfunded Commitment of the Swingline Lender shall be deemed to be increased by such Swingline Unfunded Amount; and

(b) at any time following the termination or expiration of the Commitments, Lenders having Credit Exposure representing more than fifty percent (50%) of the sum of the Total Credit Exposure at such time; provided that, for purposes of calculating Revolving Credit Exposure in connection with this clause (b), the Swingline Exposure of each Lender shall be its Applicable Percentage of the aggregate outstanding principal amount of all Swingline Loans at such time; provided further that the Swingline Exposure of any Lender who fails to fund its participation in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.05(c) shall be deemed to be held by the Swingline Lender in making such determination until such Lender shall have funded its participation in such Swingline Loan.

“Required Liquidity Amount” means $50,000,000 plus an amount sufficient to repay in full the 2022 Senior Notes (including all interest and other amounts due thereon) at or prior to the then-current stated maturity date therefor.

“Required Revolving Lenders” means, subject to Section 2.22:

(a) at any time prior to the termination or expiration of the Revolving Commitments, Lenders having Revolving Credit Exposures (provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans) and Unfunded Commitments representing more than fifty percent (50%) of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time; and

(b) at any time following the termination or expiration of the Revolving Commitments, Lenders having Revolving Credit Exposure representing more than fifty percent (50%) of the sum of the Total Revolving Credit Exposure at such time; provided that, for purposes of calculating Revolving Credit Exposure in connection with this clause (b), the Swingline Exposure of each Lender shall be its Applicable Percentage of the aggregate outstanding principal amount of all Swingline Loans at such time; provided further that the Swingline Exposure of any Lender who fails to fund its participation in Swingline Loans within one Business Day of such Lender’s receipt of notice from the Administrative Agent pursuant to Section 2.05(c) shall be deemed to be held by the Swingline Lender in making such determination until such Lender shall have funded its participation in such Swingline Loan.

“Responsible Officer” means the president, any Financial Officer or other executive officer of any Borrower, or with respect to a Dutch Borrower a managing board member authorized to represent such Dutch Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the amount under the column “Revolving Commitment” set forth on Schedule 2.01A opposite such Lender’s name, or in the applicable documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09 and (b) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Credit Exposure of any Lender exceed its Revolving Commitment.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $400,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, executed by the Company and the Subsidiary Guarantors party thereto in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Subsidiary Guarantor (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Senior Note Indebtedness” means (i) Indebtedness of the Company under the 2022 Senior Note Indenture and the 2022 Senior Notes and (ii) any other senior unsecured Indebtedness of the Company or its Subsidiaries under any notes or convertible notes permitted hereunder and issued under an indenture, loan agreement, note purchase agreement or similar governing instrument or document in a registered public offering or a Rule 144A or other private placement transaction; provided, that no such Indebtedness shall (i) have a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before the date 91 days after the Maturity Date or (ii) prohibit, restrict or impose any condition upon the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent to secure the Secured Obligations.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means a Permitted Acquisition with respect to which the aggregate consideration provided by the Company and its Subsidiaries is equal to or greater than $75,000,000.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party) to support, as applicable) any Excluded Swap Obligation of such Loan Party for purposes of determining any obligations of any Loan Party.

“Specified Disposition” means the sale by the Company and/or any of its Subsidiaries on or before the date that is eighteen (18) months after the Effective Date of its Engineered Components Systems business, which business may constitute up to, but not more than, 50% of the Consolidated Total Assets and Consolidated EBITDA of the Company and its Subsidiaries (measured as of the last day of the most recently completed fiscal quarter prior to such sale (or, if such sale occurs in a series of transactions, the most recently completed fiscal quarter prior to the initial sale) for which Financials are available or, for the avoidance of doubt, in the case of Consolidated EBITDA, for  the most recently ended four fiscal quarter period).

“Specified Disposition Reinvestment Period” has the meaning assigned to such term in Section 2.11(c).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Federal Reserve Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the Obligations and all of the terms and conditions of which are reasonably acceptable to the Administrative Agent (including the absence of a maturity date or any installment, sinking fund, mandatory redemption or other principal payment due before at least 91 days after the Maturity Date (other than (x) customary offers to repurchase upon a change of control, asset sale or event of loss, (y) mandatory prepayments with the proceeds of refinancing Indebtedness and (z) customary acceleration rights after an event of default, in the case of each of clauses (x) through (z), that are subject to the agreed subordination provisions)), provided that, for the avoidance of doubt, unsecured Indebtedness that is not contractually subordinated to payment of the Obligations shall not constitute Subordinated Indebtedness.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent or, for the purpose of Section 6.13 and in relation to financial statements of the Group, any entity which is or must be consolidated (whether fully or proportionally) in the consolidated financial statements of the Group.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that is or becomes a party to the Subsidiary Guaranty.  The initial Subsidiary Guarantors on the Effective Date are identified as such in Schedule 1.2 hereto.

“Subsidiary Guaranty” means that certain Domestic Subsidiary Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, as amended, restated, supplemented or otherwise modified from time to time, and, any other guaranty executed and delivered by a Subsidiary pursuant to Section 5.09.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swingline Unfunded Amount” has the meaning assigned to such term in the definition of “Required Lenders.”

 “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means (a) as to any Term Lender, the amount under the column “Term Loan Commitment” set forth on Schedule 2.01A opposite such Lender’s name, or in the most recent Assignment Agreement or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04, executed by such Term Lender, and giving effect to any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $200,000,000 on the date of this Agreement.  After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loans” means the term loans made by the Term Lenders to the Company pursuant to Section 2.01(b).

“Total Credit Exposure” means the sum of the Total Revolving Credit Exposure and the aggregate principal amount of all Term Loans outstanding at such time.

“Total Revolving Credit Exposure” means the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that, clause (a) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trigger Quarter” has the meaning assigned to such term in Section 6.12(a)(i)(B).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Borrower” means each of Actuant Finance Limited, and, from and after the date on which it may become a party hereto after the Effective Date pursuant to Section 2.23(a), AE Holdings Limited, each a UK Subsidiary, in each case, unless such Subsidiary has ceased to constitute a Foreign Subsidiary Borrower pursuant to Section 2.23(b).

“UK Insolvency Event” means:

(a)            a UK Relevant Entity is unable or admits in writing its inability generally to pay its debts as they become due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)            a UK Relevant Entity is deemed to, or is declared to, be unable to pay its debts under applicable law;

(c)            the value of the assets of any UK Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities);

(d)            a moratorium is declared in respect of any indebtedness of any UK Relevant Entity.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(e)            any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)            the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity (other than a solvent liquidation or reorganisation that is not a Borrower or Guarantor). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(ii)              a composition, compromise, assignment or arrangement with any creditor of any UK Relevant Entity;

(iii)              the appointment of a liquidator (other than a solvent liquidation or reorganisation that is not a Borrower or Guarantor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or any of its assets; or

(iv)              enforcement of any security over any assets of any UK Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction; provided, that this paragraph (e) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement;

(f)            any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a UK Relevant Entity having an aggregate value of $35,000,000 and is not discharged within 60 days;

(g)            [reserved]; and

(h)            a UK Relevant Entity takes any action indicating its consent to, approval of, or acquiescence in, any of the foregoing acts,

provided, that paragraphs (a), (b), (c), (d), (e)(ii) and (e)(iv) of this definition shall not apply to any UK Relevant Entity that is not a UK Borrower or UK Subsidiary.

 “UK Relevant Entity” means any UK Borrower, any other  UK Subsidiary that is a Material Foreign Subsidiary, or any Borrower or Material Foreign Subsidiary capable of becoming the subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

 “UK Subsidiary” means a Subsidiary of the Company organized or formed under the laws of the United Kingdom.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Credit Exposure; provided, that, as to any Lender, clause (a) of the definition of “Swingline Exposure” shall only be applicable in calculating a Lender’s Revolving Credit Exposure to the extent such Lender shall have funded its respective participations in the outstanding Swingline Loans.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is:  (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date, that portion of the Company’s and its Subsidiaries’ (in the case of Foreign Subsidiaries, net of related tax obligations, if any, for repatriation, withholding and transaction costs and expenses related thereto) aggregate cash and Permitted Investments that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder other than non-consensual Liens constituting Permitted Encumbrances, including as provided in clause (h) of the definition of Permitted Encumbrances) other than Liens in favor of the Administrative Agent, setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  In this agreement, where it relates to a Dutch entity, a reference to: (i) a lien or security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht), (ii) a bankruptcy or insolvency (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (iii) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend, (iv) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), or under the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen), (v) a receiver or a trustee in bankruptcy includes a curator, (vi) a custodian includes a bewindvoerder and (vii) an attachment includes a beslag.

SECTION 1.04                                        Accounting Terms; GAAP; Pro Forma Calculations.  (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)            All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, (i) in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation and (ii) in the case of any issuance or incurrence of Indebtedness, to the actual or intended use of proceeds thereof) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which Financials shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S‑X under the Securities Act; provided that no such calculation shall include “run rate” cost savings, operating expense reductions and costs synergies unless such “run rate” cost savings, operating expense reductions and costs synergies are either (x) in compliance with Regulation S-X under the Securities Act of 1933, as amended or (y) expected to be realized (in the good faith determination of the Company) within 12 months after such transaction has been consummated or otherwise consistent with clause (xvii) of the definition of “Consolidated EBITDA” and in an amount for any relevant four consecutive fiscal quarters, when aggregated with, and without duplication of, the amount of any increase to Consolidated EBITDA for such four consecutive fiscal quarters pursuant to clauses (vii), (ix) and (xvii) of the definition of “Consolidated EBITDA” that does not exceed 20% of Consolidated EBITDA during any four fiscal quarter period (calculated on a pro forma basis but prior to giving effect to any increase pursuant to this clause (y) or clauses (vii), (ix) or (xvii) of the definition of “Consolidated EBITDA”).  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(c)            Notwithstanding anything to the contrary contained in Section 1.04(a), in the definition of “Capital Lease Obligations,” or otherwise in any Loan Document, all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect on December 14, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not Capitalized Lease Obligations) for purposes of the Loan Documents regardless of any change in GAAP following December 14, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 14, 2018) that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance with the foregoing.

SECTION 1.05  Status of Obligations.  In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06  Interest Rates; LIBOR Notification.  The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Credits

SECTION 2.01  Commitments.

(a)            Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (i) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) subject to Section 2.04, the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments, (iii) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit or (iv) the aggregate outstanding principal Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers shall not exceed the Foreign Subsidiary Borrower Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b)            Subject to the terms and conditions set forth herein, each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a Term Loan to the Company in Dollars on the Effective Date in an amount equal to such Lender’s Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02  Loans and Borrowings.  (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.  The Term Loans shall amortize as set forth in Section 2.10.

(b)            Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, one million units of such currency) and not less than $2,000,000 (or, if such Borrowing is denominated in a Foreign Currency, two million units of such currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,0000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03  Requests for Borrowings.  To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by submitting a Borrowing Request, in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b)  by telephone, in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer, treasury manager or similar authorized officer of the applicable Borrower, or the Company on behalf of the applicable Borrower.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the name of the applicable Borrower;

(ii)            the aggregate principal amount of the requested Borrowing;

(iii)            the date of such Borrowing, which shall be a Business Day;

(iv)            whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(v)            in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)            the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04  Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

(a)            each Eurocurrency Borrowing as of the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b)            the LC Exposure (i) as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and

(c)            during the continuation of an Event of Default, all outstanding Credit Events on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05  Swingline Loans.  (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender (x) agrees to make Swingline Loans to the Company from time to time, in Dollars, in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding and (y) may, but shall have no obligation to, make additional Swingline Loans to the Company from time to time, in Dollars, in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding so long as the making of such Swingline Loans will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, (ii) the Dollar Amount of the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment, or (iii) subject to Section 2.04, the Dollar Amount of the Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b)            To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic mail) or via a written notice to the Administrative Agent by telecopy or electronic mail not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company.  Unless otherwise directed by the Company, the Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to an account of the Company with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)            The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Company promptly of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(d)            The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender.  At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)            Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(d) above

SECTION 2.06                                        Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit (or the amendment, renewal or extension of any outstanding Letter of Credit) denominated in Agreed Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent, the Company and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to Letters of Credit generally.  The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the applicable Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”).  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Section 2.04, (x) the Dollar Amount of the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate Dollar Amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the applicable Borrower at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) subject to Section 2.04, the Dollar Amount of the LC Exposure shall not exceed $60,000,000, (iii) no Lender’s Dollar Amount of Revolving Credit Exposure shall exceed its Revolving Commitment, (iv) subject to Section 2.04, the Dollar Amount of the Total Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments and (v) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit. The Company may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Company shall not reduce the Letter of Credit Commitment of such Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (v) above shall not be satisfied.

(c)            Expiration Date.  Each Letter of Credit shall expire (or, if set forth in such Letter of Credit, be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)            Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000 (or $250,000 in the case that the Company requests a Swingline Loan), the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan in Dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan, as applicable.  If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Loan, a Eurocurrency Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.  If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Administrative Agent shall promptly notify the Company prior to payment by the Company, and the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, such Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)            Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)            Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement and Resignation of Issuing Bank.

(i)            Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)            Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to (1) with respect to a Letter of Credit denominated in Dollars, 103%, and (2) with respect to a Foreign Currency Letter of Credit, 105%, in each case, of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 7.01(h) or (i).  For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company.  The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Deposits in the LC Collateral Account shall bear interest and such deposits shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States, in each case maturing no later than the expiry date of the Letter of Credit giving rise to such LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse any applicable Issuing Bank (ratably in the case of more than one Issuing Bank) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations; provided that at any time that the money remaining in the LC Collateral Account exceeds the LC Exposure by $100,000 or more, the Administrative Agent will, promptly after request therefor by the Company at any time that no Default shall exist, deliver such excess to the Company.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k)            Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses (other than a defense of payment) that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)            Issuing Bank Agreements.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m)            Applicable Law.  Unless otherwise agreed by the applicable Issuing Bank and the Company, Letters of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600, in the case of a commercial Letter of Credit, or International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590, in the case of a standby Letter of Credit, in each case, as set forth in the applicable Letter of Credit application or as determined by the applicable Issuing Bank.

SECTION 2.07  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that (i) Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05.  Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to (x) an account of such Borrower maintained with the Administrative Agent in New York City or Chicago and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08  Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail in accordance with Section 9.01 to the Administrative Agent of a written Interest Election Request, and each such written interest Election Request shall be irrevocable and shall be signed by a Responsible Officer, treasury manager or similar authorized officer of the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)            if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09  Termination and Reduction of Commitments.

(a)            Unless previously terminated, (i) the Term Loan Commitments shall terminate at 3:00 p.m. (New York City time) on the Effective Date and (ii) all other Commitments shall terminate on the Maturity Date.

(b)            The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the Total Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c)            The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10                                        Repayment and Amortization of Loans; Evidence of Debt.

(a)            Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the tenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)            The Company shall repay Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(a) and Section 2.11(d)):

Date	Amount
August 31, 2019	$1,250,000
November 30, 2019	$1,250,000
February 29, 2020	$1,250,000
May 31, 2020	$2,500,000
August 31, 2020	$2,500,000
November 30, 2020	$2,500,000
February 28, 2021	$2,500,000
May 31, 2021	$3,750,000
August 31, 2021	$3,750,000
November 30, 2021	$3,750,000
February 28, 2022	$3,750,000
May 31, 2022	$5,000,000
August 31, 2022	$5,000,000
November 30, 2022	$5,000,000
February 28, 2023	$5,000,000
May 31, 2023	$5,000,000
August 31, 2023	$5,000,000
November 30, 2023	$5,000,000
February 29, 2024	$5,000,000

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Company on the Maturity Date.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11  Prepayment of Loans.

(a)            Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a).  The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing, each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Company, and each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(d).  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)            If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the aggregate Revolving Commitments, (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit, or (C) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers exceeds the Foreign Subsidiary Borrower Sublimit, or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the aggregate Revolving Commitments or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit or (C) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers exceeds 105% of the Foreign Subsidiary Borrower Sublimit, the Borrowers shall (x) in the case of clause (i),within one (1) Business Day after receipt of written notice from the Administrative Agent, and (y) in the case of clause (ii), promptly but in any event within two (2) Business Days after receipt of written notice from the Administrative Agent, repay Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (a) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments, (b) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, and (c) the aggregate Dollar Amount of all Revolving Loans made to the Foreign Subsidiary Borrowers to be less than or equal to the Foreign Subsidiary Borrower Sublimit, as applicable.

(c)            In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event, the Company shall, within five (5) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided that if the Company shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Company or its relevant Subsidiaries intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), (x) in the case of a Prepayment Event described in clause (a) of the definition thereof, within 365 days after receipt of such Net Proceeds, to acquire (or replace, maintain, develop, construct, improve, upgrade, repair or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Company and/or its Subsidiaries, to make Permitted Acquisitions and/or any other investment in a non-Affiliate permitted under Section 6.05 (or, to the extent the Company or any of its Subsidiaries enter into a written commitment to so invest such Net Proceeds during such 365-day period, within 180 days after the end of such 365-day period), and certifying that no Event of Default has occurred and is continuing, or (y) in the case of a Specified Disposition, within 365 days after receipt of such Net Proceeds, to acquire (or replace, maintain, develop, construct, improve, upgrade, repair or rebuild) real property, equipment, or other tangible assets (excluding inventory) to be used in the business of the Company and/or its Subsidiaries, make a Permitted Acquisition or any other investment in a non-Affiliate permitted under Section 6.05 or to repayment or prepayment of the 2022 Senior Notes (or, to the extent the Company or any of its Subsidiaries enter into a written commitment to so apply such Net Proceeds during such 365-day period, within 180 days after the end of such 365-day period) (the period commencing on the date of the Specified Disposition and ending on the earlier of the last day of such 365th (or additional 180th) day period and the date on which all applicable Net Proceeds have been applied as described above in this clause (y), the “Specified Disposition Reinvestment Period”), and certifying that no Event of Default has occurred and is continuing, then, in either such case described in the preceding clauses (x) or (y), no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such applicable certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such applicable 365-day (or additional 180-day) period or Specified Disposition Reinvestment Period, as applicable, at such time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d)            All such amounts pursuant to Sections 2.11(c) shall be applied first to the Term Loans (ratably to the initial Term Loans and Incremental Terms Loans, if any), in direct order of maturity to the next eight scheduled installments thereof, thereafter ratably across the remaining scheduled installments thereof (in determining such ratable amounts, excluding, for the avoidance of doubt, the final payment due on the Maturity Date (or any other applicable maturity date for Incremental Term Loans, if any)) and thereafter to the final payment due on the Maturity Date (or any other applicable maturity date for Incremental Term Loans), and second to the Revolving Loans (but without any required reduction of the aggregate Revolving Commitment).

(e)            Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment event under Section 2.11(c) (a “Foreign Subsidiary Asset Sale Recovery Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be paid by the Company at the times provided in this Section 2.11 so long as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds would be permitted under the applicable local law, the Company will promptly (and in any event not later than ten (10) Business Days after the date that such repatriation would be permitted under applicable local law) prepay the Obligations in an amount equal to such Net Proceeds, which amount shall be applied to the repayment of the Obligations pursuant to this Section 2.11 to the extent otherwise provided herein or (ii) to the extent that the Company has determined in good faith that repatriation of any of or all Net Proceeds from such Foreign Subsidiary Asset Sale Recovery Event could reasonably be expected to result in a material adverse tax consequence to the Company or its Subsidiaries with respect to such Net Proceeds, the Company shall have no obligation to repay an amount equal to such Net Proceeds so affected until such time that such amounts could be repatriated without incurring such material adverse tax consequence, and once any of such affected Net Proceeds is able to be repatriated to the United States without such material adverse tax consequence, the Company will promptly (and in any event not later than ten (10) Business Days after such repatriation would cease to incur such material adverse tax consequence) prepay the Obligations in an amount equal to such Net Proceeds, which amount shall be applied to the repayment of the Obligations pursuant to this Section 2.11 to the extent otherwise provided herein.

(f)            Nothing in this Section 2.11 shall be construed as a covenant by any Foreign Subsidiary to distribute any amounts to any Loan Party or a covenant by the Company or any Loan Party to cause any Foreign Subsidiary to distribute any amounts to any Loan Party in violation of applicable law (it being understood that this Section 2.11(e) requires only that the Company repay the Obligations in certain amounts calculated by reference to certain Foreign Subsidiary Asset Sale Recovery Events).

(g)            Notwithstanding the foregoing, each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (c) of this Section 2.11 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Company no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. If a Term Lender delivers a Rejection Notice that fails to specify the principal amount of the Term Loans to be rejected, such failure will be deemed to be a rejection of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining shall be retained by the Company (or the applicable Subsidiary) and may be applied by the Company or such Subsidiary in any manner not prohibited by this Agreement.

SECTION 2.12  Fees.  (a) The Company agrees to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the “Commitment Fee Rate” specified in the definition of Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates (it being understood that the LC Exposure of a Lender shall be included in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee, and that the Swingline Exposure of a Lender shall not be counted towards the drawn portion of the Revolving Commitment of any Lender for purposes of calculating the commitment fee); provided that no commitment fee shall be paid to a Defaulting Lender, as provided in Section 2.22(a).  Accrued commitment fees shall be payable in arrears on the fifteenth Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  For the avoidance of doubt, any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable within one (1) Business Day of demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender ratably in accordance with their respective Applicable Percentages a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to (i) 100% of the Applicable Margin for Eurocurrency Loans in effect from time to time for each standby Letter of Credit issued and outstanding and (ii) 50% of the Applicable Margin for Eurocurrency Loans in effect from time to time for each trade or performance Letter of Credit issued and outstanding, in each case, on the average daily Dollar Amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth  day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable within one (1) Business Day of demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)            All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13                                        Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.  Swingline Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate or such other rate (and margin) as may be agreed between the Swingline Lender and the Company.

(b)            The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)            Accrued interest on each Loan shall be payable in arrears, in the same Agreed Currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable within one (1) Business Day of demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14  Alternate Rate of Interest.

(a)            If at the time that the Administrative Agent shall seek to determine the LIBO Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the LIBO Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis) (which conclusion shall be conclusive and binding absent manifest error), then, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate (disregarding clause (c) of the definition thereof) and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Company and the Required Lenders (the “Alternative Rate”); provided, however, that until such time as the Alternative Rate shall be determined and so consented to by the Company and the Required Revolving Lenders, Borrowings shall not be available in such Foreign Currency.

(b)            If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)            the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and any such Eurocurrency Borrowing shall be repaid or (solely if such Eurocurrency Borrowing is denominated in Dollars) converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Upon receipt of such notice from the Administrative Agent, the applicable Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurocurrency Borrowing (to the extent of the affected LIBO Loans or Interest Periods).

(c)            If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which an applicable LIBO Screen Rate for any Agreed Currency may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall (A) endeavor to establish an alternate rate of interest to the LIBO Rate for Loans denominated in Dollars, and (B) endeavor to establish an Alternative Rate as described in clause (a) above for Loans denominated in Agreed Currencies other than Dollars, in each case, that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States in Dollars or such Agreed Currency at such time, as applicable and shall enter into an amendment to this Agreement agreed to by the Administrative Agent and the Company to reflect such alternate rate or rates of interest (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, (1) any such amendment establishing an alternate rate of interest for Loans denominated in Dollars shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate or rates of interest is provided to the Lenders (together with a copy of such amendment), a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment and (2) any such amendment establishing an Alternative Rate for Loans denominated in a Foreign Currency shall become effective without any further action or consent of any other party to this Agreement so long as the Required Revolving Lenders shall have approved such Alternative Rate as described in Section 2.14(a).  Until an alternate rate of interest or Alternative Rate, as applicable, shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for the applicable Agreed Currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing, and any Borrowing Request for a Eurocurrency Borrowing in a Foreign Currency shall, in each case, be ineffective and any such Eurocurrency Borrowing shall be repaid or (solely if such Eurocurrency Borrowing is denominated in Dollars) converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15  Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the applicable Issuing Bank or such other recipient under agreements having provisions similar to this Section 2.15(a) after consideration of such factors as such Lender, such Issuing Bank or such other recipient then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

(b)            If any Lender or any Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the applicable Issuing Bank or such other recipient under agreements having provisions similar to this Section 2.15(b) after consideration of such factors as such Lender, such Issuing Bank or such other recipient then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

(c)            A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company substantially contemporaneously with any demand for payment hereunder and shall be conclusive absent manifest error.  The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16   Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower substantially contemporaneously with the demand for payment and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17  Withholding of Taxes; Gross-Up.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrowers.  The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, together with a copy of the return reporting such payment or any other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability accompanied by computations in reasonable detail, or available supporting documentation, shall be delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A)            any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), an executed copy of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W‑8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4)            to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g)            Additional United Kingdom Withholding Tax Matters.

(i)            Subject to clause (ii) below and without limiting the generality of Section 2.17(f), each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)            (A)  A Lender on the Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and

(B)            a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent in the documentation which it executes on becoming a Lender hereunder, and

(C)            Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above in respect of United Kingdom withholding Taxes.

(iii)            If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender within: (x) 30 days of the date of this Agreement (for any  Lender that is a Lender on the Effective Date) or (y) 30 days of the date on which such Lender becomes a Lender hereunder (for any Lender that is not a Lender on the Effective Date); provided that, if:

(A)            each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)            each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)            such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)            HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)            If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)            Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent and the relevant Lender.

(vi)            Each Lender shall notify the Borrower and Administrative Agent if it determines in its sole discretion (acting reasonably and in good faith) that it ceases or has ceased to be entitled to claim the benefits of a double taxation treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

(h)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to interfere with the right of any indemnified party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit; to oblige any indemnified party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)            Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes the Issuing Banks and the term “applicable law” includes FATCA.

SECTION 2.18   Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)            Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 1:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 1:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set-off, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)            At any time that payments are not required to be applied in the manner required by Section 7.03, any proceeds of Collateral received by the Administrative Agent not constituting (i) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.11), shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) (or 103% in the case of Letters of Credit denominated in Dollars) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations (subject to return to the Company as contemplated by Section 2.06(j)) and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower.  Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments received under this Section 2.18(b) to any portion of the Secured Obligations; provided that no such application, reversals or reapplication shall be performed in any manner for the purpose of increasing the amount of interest, fees or break funding payments to be paid by the Borrowers.

(c)            At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower (or the Company on behalf of a Borrower) pursuant to Section 2.03.

(d)            If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the relevant Borrower prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from a Borrower to the Administrative Agent pursuant to Section 2.11(a)), notice from a Borrower that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

SECTION 2.19   Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20  Expansion Option.

(a)            The Company may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum amounts of $10,000,000 and increments of $5,000,000 so long as, immediately after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $300,000,000 (the “Base Incremental Facility Amount”); provided, that in connection with any repayment of the up to $200,000,000 of Term Loans in existence on the Effective Date (but not any Incremental Term Loans), the Base Incremental Facility Amount shall be increased by an amount equal to the principal amount of the Term Loans so repaid (any such increased amount(s), the “Additional Incremental Facility Amount”, and together with the Base Incremental Facility Amount, the “Maximum Incremental Facility Amount”). For the avoidance of doubt, any increase of Revolving Commitments or incurrence of Incremental Term Loans pursuant to this Section 2.20 shall permanently reduce the Maximum Incremental Facility Amount then in effect by a corresponding amount.  The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or provide new Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and each Issuing Bank and the Swingline Lender to the extent the consent of the Issuing Banks or the Swingline Lender would be required to effect an assignment under Section 9.04(b), and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments or Incremental Term Loan pursuant to this Section 2.20.  Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.

(b)            Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.13 (assuming for this purpose that the aggregate amount of such increase to the Revolving Commitments or such Incremental Term Loans, as applicable, has been fully drawn) and (ii) the Administrative Agent shall have received documents and opinions consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder immediately after giving effect to such increase or Incremental Term Loans; provided that, notwithstanding the foregoing, solely with respect to Loans made pursuant to an increase of the Revolving Commitments or Incremental Term Loans the proceeds of which are intended to and shall be used to finance substantially contemporaneously a Limited Condition Acquisition, with the consent of each Increasing Lender and Augmenting Lender providing such additional Revolving Commitments or Incremental Term Loans (i) the conditions described in clause (b)(i)(A) above shall be deemed to be satisfied so long as  (1) as of the date of effectiveness of the related acquisition agreement, no Default is in existence or would result from entry into such agreement, (2) as of the date of the initial borrowing pursuant to such increase or Incremental Term Loans, no Event of Default under clause (a), (b), (h), (i), (j) or (q) of Section 7.01 is in existence immediately before or immediately after giving effect to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (3) the representations and warranties set forth in Article III shall be true and correct in all material respects (or in all respects if qualified by materiality) as of the date of effectiveness of the applicable acquisition agreement (or, to the extent such representation and warranty is stated to relate solely to an earlier date, as of such earlier date) and (4) as of the date of the initial borrowing pursuant to such increase or Incremental Term Loans, customary “specified” representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and immediately after giving effect to, the incurrence of such increase or Incremental Term Loans (or, to the extent such representation and warranty is stated to relate solely to an earlier date, as of such earlier date) and (y) at the option of the Company (notified in writing to the Administrative Agent on or prior to the date of execution of the applicable acquisition agreement), the condition in clause (b)(i)(B) above shall be deemed to be satisfied if such condition is satisfied on the date of execution of the applicable acquisition agreement on a pro forma basis after giving effect to such Limited Condition Acquisition, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which Financials are available, as if such acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of each relevant period for testing such compliance.

(c)            On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, immediately after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d)            The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans and shall not have more extensive Collateral or guarantees than those supporting the Revolving Loans and the initial Term Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date), (c) shall not have a shorter weighted average life to maturity than that of the initial Term Loans and (d) shall otherwise be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.  For the avoidance of doubt, any Revolving Commitments and incremental Revolving Loans incurred pursuant to this Section 2.20 shall have terms and conditions identical to the then existing Revolving Commitments and Revolving Loans.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.  In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.20, any Augmenting Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Augmenting Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 2.21  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to cash collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)            the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause the Dollar Amount of such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)            if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable ratably to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)            so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23  Foreign Subsidiary Borrowers.

(a)            Addition of a Foreign Subsidiary Borrower.  The Company may, at any time, add as a party to this Agreement ATU Euro Finance BV, a Dutch Subsidiary, and/or AE Holdings Limited, a UK Subsidiary, as a “Foreign Subsidiary Borrower” hereunder by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Foreign Subsidiary and the Company, and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement.  This Agreement may be amended pursuant to an amendment or an amendment and restatement (a “Dutch Borrower Amendment”) executed by the Company, the Dutch Borrower and the Administrative Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and its counsel, to effect this Section 2.23(a) as it relates to the Dutch Borrower.  Upon such execution, delivery and consent, such Dutch Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. Without limiting any of the foregoing, the initial Loans made to the Dutch Borrower shall be subject to Sections 4.02 and 4.03 hereof.

(b)            Removal of a Foreign Subsidiary Borrower.  Each Foreign Subsidiary Borrower shall remain a Foreign Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE IIIpresentations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01  Organization; Powers; Subsidiaries.  Each of the Company and each Loan Party is duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction), except to the extent that failure to do so (other than with respect to any Borrower) could not reasonably be expected to result in a Material Adverse Effect, under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business, in all material respects, as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.  As of the Effective Date, Schedule 3.01 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, and the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are, if applicable, validly issued and outstanding and fully paid and nonassessable.

SECTION 3.02  Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03  Governmental Approvals; No Conflicts.  The Transactions (a) do not require the Company or any of its Subsidiaries to obtain or make any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority applicable to the Company or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries except for violations, defaults or the creation of such rights (other than in connection with the 2022 Senior Notes) that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of, or the requirement to create any Lien on any asset of the Company or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04  Financial Condition; No Material Adverse Change.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended August 31, 2017 and August 31, 2018 reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended November 30, 2018.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.  Other than any liability incident to any litigation, arbitration or proceeding or liabilities incurred in the ordinary course of business, in each case, which could not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in this Section 3.04.

(b)            Since August 31, 2018, there has been no Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

SECTION 3.05                                        Properties.  (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted and except where the failure to have such title or other interest could not reasonably be expected to have a Material Adverse Effect.

(b)            Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and, to the knowledge of the Company, the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06  Litigation, Environmental and Labor Matters.  (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)            Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)            There are no strikes, lockouts or concerted slowdowns against the Company or any of its Subsidiaries pending or, to their knowledge, threatened.  The hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  All material payments due from the Company or any of its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Company or any of its Subsidiaries is bound.

(d)            Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07  Compliance with Laws and Agreements.  Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09  Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each of the Dutch Loan Parties is resident for tax purposes in the Netherlands only.

SECTION 3.10  ERISA and Foreign Pension Plans.

(a)            No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $35,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $35,000,000 the fair market value of the assets of all such underfunded Plans.

(b)            Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, and all contributions, insurance premiums, tax and expenses due to and in respect of each Foreign Pension Plan have been duly paid, except to the extent such non-compliance or failure to pay contributions could not reasonably be expected to result in a Material Adverse Effect.  None of the Company, its ERISA Affiliates or any of their Subsidiaries (including any UK Relevant Entity) is or has at any time been an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993) and none of the Company, its ERISA Affiliates or any of their Subsidiaries is or has at any time been "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer, in each case, except as could not reasonably be expected to have a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Company, its ERISA Affiliates (including any UK Relevant Entity) or any of its directors, officers, employees or agents has engaged in a transaction, or other act or omission (including entering into this Agreement and any act done or to be done in connection with this Agreement), that has subjected, or could reasonably be expected to subject, the Company or any of the Subsidiaries, directly or indirectly, to any penalty (including any tax or civil penalty), fine, claim or other liability (including any liability under a Contribution Notice or Financial Support Direction, or any liability or amount payable under section 75 or 75A of the United Kingdom Pensions Act 1995), that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and there are no facts or circumstances which may give rise to any such penalty, fine, claim, or other liability.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.  The aggregate unfunded liabilities, with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect.  There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Company or any of its ERISA Affiliates with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11  Disclosure.  (a) Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that actual results may vary from such projections and that such variations may be material.

(b)            As of the Effective Date, to the knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct.

SECTION 3.12  Margin Regulations.  No part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Borrower individually or of the Company and its Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.13  Liens.  There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14  No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.15  Dutch Fiscal Unity.  Any fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes in which a Dutch Loan Party is included consists of Dutch Loan Parties only.

SECTION 3.16   Solvency.  The Company and its Subsidiaries taken as a whole are Solvent.

SECTION 3.17  Insurance.  The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.18  Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid perfected Liens on all the Collateral in favor of the Administrative Agent, to the extent required, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral to the extent required, except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.19   Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person.  None of (a) the Company, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.20  EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

SECTION 3.21  Plan Assets; Prohibited Transactions.  None of the Company or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery  or  performance of the Transactions, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.22  Centre of Main Interests and Establishment.  Each Foreign Subsidiary Borrower represents and warrants to the Lenders that its centre of main interests (as that term is used in Article 3(1) of the Regulation) is in its jurisdiction of incorporation and it has no Establishment in any other jurisdiction.

SECTION 3.23  Special Representations and Warranties of each Foreign Subsidiary Borrower.  Each Foreign Subsidiary Borrower represents and warrants to the Lenders as provided in this Section 3.23 that:

(a)            Filing.  To ensure the enforceability or admissibility in evidence of this Agreement and any notes requested to be issued hereunder by any Foreign Subsidiary Borrower in its jurisdiction of organization (hereinafter referred to as its “Home Country”), it is not necessary that this Agreement or any such notes or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any such notes of such Foreign Subsidiary Borrower.  To the knowledge of such Foreign Subsidiary Borrower, the qualification by any Lender or the Administrative Agent for admission to do business under the laws of its Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which such Foreign Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Foreign Subsidiary Borrower.  The performance by any Lender or the Administrative Agent of any action required or permitted under the Loan Documents will not (i) to the knowledge of such Foreign Subsidiary Borrower, violate any law or regulation of such Foreign Subsidiary Borrower’s Home Country or any political subdivision thereof, (ii) to the knowledge of such Foreign Subsidiary Borrower, result in any tax (other than any withholding tax for which the Company has provided an indemnity in accordance with the proviso set forth below) or other monetary liability to such party pursuant to the laws of such Foreign Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof  or otherwise (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Administrative Agent, the Company hereby agrees to indemnify such Lender or the Administrative Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Administrative Agent and, to the extent the Company makes such indemnification, the incurrence of such liability by the Administrative Agent or any Lender will not constitute an Event of Default) or (iii) violate any rule or regulation of any federation or organization or similar entity applicable to such Foreign Subsidiary Borrower of which such Foreign Subsidiary Borrower’s Home Country is a member.

(b)            No Immunity.  Neither such Foreign Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process.  Such Foreign Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

SECTION 3.24  Privacy and Data Security.  Each Loan Party is in compliance with all applicable privacy and data security laws and regulations including, without limitation, GDPR.

SECTION 3.25  Works Council.  No works council (ondernemingsraad) has been established or is in the process of being established for the business of any Dutch Subsidiary that is a Loan Party or resident in the Netherlands including any Loan Party that carries on a business through a permanent establishment or deemed permanent establishment in the Netherlands.

ARTICLE IV

Conditions

SECTION 4.01  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in Sections A through E of the list of closing documents attached as Exhibit E.

(b)            The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the Loan Parties’ U.S. and U.K. counsel, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Loan Parties hereby request such counsel to deliver such opinions.

(c)            The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d)            The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Company, certifying as of the Effective Date as to compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)            The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced (in reasonable detail) at least one (1) Business Day prior to the date hereof, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f)            The Administrative Agent shall have received evidence satisfactory to it that the Company’s Fifth Amended and Restated Credit Agreement, dated as of May 8, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof), by and among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as agent, shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder shall have been terminated.

(g)            The Lenders shall have received (i) the audited financial statements and the unaudited quarterly financial statements of the Company referred to in Section 3.04(a) and (ii) satisfactory financial statement projections through and including the fiscal year ended August 31, 2023, together with such additional financial information as the Administrative Agent may reasonably request (including, without limitation, a summary of the assumptions used in preparing such projections).

(h)            Each document (including any Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02 to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law), shall be filed, registered or recorded, or if not already filed or recorded, in proper form for filing, registration or recordation, and the Administrative Agent shall have received, to the extent not previously received, (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)            (i) The Administrative Agent shall have received, at least five days prior to the Effective Date (or such later date as agreed to by the applicable requesting Lender), all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least 10 days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02                                        Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or any other materiality qualifier) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), as applicable.

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03  Designation of a Foreign Subsidiary Borrower.  The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23(a) is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a)            Copies, certified by the Secretary or Assistant Secretary (or other appropriate officer, manager or director including, with respect to a Dutch Subsidiary being designated as a Foreign Subsidiary Borrower, by a member of the board authorized to represent such Foreign Subsidiary Borrower) of such Subsidiary, of its Board of Directors’ (or other applicable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent, including but not limited to any resolution by the general meeting or supervisory board of a Subsidiary) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b)            If applicable, an incumbency certificate, executed by the Secretary or Assistant Secretary (or other appropriate officer, manager or director) of such Subsidiary, which shall identify by name and title and bear the signature of the officers or other representatives of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c)            Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d)            Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and

(e)            (i) The Administrative Agent shall have received, at least five days prior to the effective date of any designation of a Foreign Subsidiary Borrower (or such later date as agreed to by the applicable requesting Lender), all documentation and other information regarding such Foreign Subsidiary Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least 10 days prior to such date of designation and (ii) to the extent any such Foreign Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the effective date of such designation, any Lender that has requested, in a written notice to the Company at least 10 days prior to such date, a Beneficial Ownership Certification in relation to such Foreign Subsidiary Borrower shall have received such Beneficial Ownership Certification.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized as provided herein, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)            within ninety (90) days after the end of each fiscal year of the Company (commencing with the fiscal year ended August 31, 2019), its audited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (except for any such qualification or exception resulting from any current maturity of Loans hereunder) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied in respect of any fiscal year of the Company by the filing with the SEC of the Company’s annual report on Form 10-K for such fiscal year to the extent the foregoing are included therein and the requirements of the final paragraph of this Section 5.01 are satisfied);

(b)            within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company  (commencing with the fiscal quarter ended February 28, 2019, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the obligation to furnish the foregoing to the Administrative Agent and the Lenders shall be deemed to be satisfied in respect of any fiscal quarter of the Company by the filing with the SEC of the Company’s quarterly report on Form 10-Q for such fiscal quarter to the extent the foregoing are included therein and the requirements of the final paragraph of this Section 5.01 are satisfied);

(c)            within five (5) Business Days of any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit B attached hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)            upon the reasonable request of the Administrative Agent, in connection with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)            as soon as available, but in any event not more than seventy-five (75) days following the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company, prepared by the Company for each of the four quarters of the upcoming fiscal year, prepared in the same level of detail as prepared for and delivered to the Company’s board of directors, and in form reasonably satisfactory to the Administrative Agent;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(g)            promptly after receipt thereof by the Company or any Subsidiary, copies of each notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any actual and material investigation or other material inquiry by the SEC or such other agency regarding financial or other operational results of the Company or any Subsidiary thereof; and

(h)            promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent).  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.  Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent by electronic mail or PDF documents.

SECTION 5.02  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)            notice of any action arising under any Environmental Law or of any noncompliance by the Company or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f)            any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03  Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent that the failure to do so (other than with respect to the preservation of the existence of any Borrower) could not reasonably be expected to have a Material Adverse Effect); provided that the foregoing shall not prohibit any merger, consolidation, Division. liquidation or dissolution permitted under Section 6.03.

SECTION 5.04  Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and  the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. None of the Dutch Loan Parties will change its residency for tax purposes, unless with the prior written consent of the Administrative Agent.

SECTION 5.05  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, in the good faith judgment of management of the Company, with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, and (ii) all insurance required pursuant to the Collateral Documents.  The Company will promptly furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Company shall, within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any replacement of any insurance policies in effect on the Effective Date, deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Company’s and the Subsidiary Guarantors’ tangible personal property and assets insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.  In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Company will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06  Books and Records; Inspection Rights.  The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.06 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Company’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary, nothing in this Agreement will require the Company or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Company does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Company shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).  The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Furthermore, to the extent that any Dutch Borrower would be subject to supervision under the Dutch Financial Supervision Act, it is in compliance therewith.

SECTION 5.08  Use of Proceeds.  The proceeds of the Loans will be used only to repay existing indebtedness, to finance the working capital needs of the Borrowers, and for general corporate purposes of the Borrowers and their respective Subsidiaries (including, without limitation, acquisitions, investments, capital expenditures, dividends and share repurchases, in each case, permitted under the terms of this Agreement) and for any other purpose not prohibited by the Loan Documents. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.  No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)            Material Domestic Subsidiaries.

(i)            As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary (including as a result of a Division, with respect to each applicable Division Successor) or any Subsidiary qualifies independently as, or is designated by the Company as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary”, the Company shall provide the Administrative Agent with written notice thereof and shall cause (x) each Division Successor and (y) each other such Subsidiary which also qualifies as a Material Domestic Subsidiary to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case, substantially in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(ii)            If at any time the aggregate amount of Consolidated Operating Income or Consolidated Total Assets (other than Equity Interests in Subsidiaries) of the Company and the Domestic Subsidiary Guarantors shall fail to represent at least 80% of the aggregate amount of Consolidated Operating Income or Consolidated Total Assets (other than Equity Interests in Subsidiaries) of the Company and its Domestic Subsidiaries,  as of the end of any such fiscal quarter, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after such occurrence the Company shall provide the Administrative Agent with written notice thereof and shall cause sufficient additional Domestic Subsidiaries to  deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and the Security Agreement (in each case substantially in the form contemplated thereby) pursuant to which each such Subsidiary agrees to be bound by the terms and provisions thereof, to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)            Material Foreign Subsidiaries.

(i)            If, at any time after the Effective Date, but subject to Section 5.12, any First Tier Foreign Subsidiary (other than a Foreign Subsidiary listed on Schedule 1.3) shall constitute a Material Foreign Subsidiary, the Company shall promptly notify the Administrative Agent thereof.  Within sixty (60) days after the date such Foreign Subsidiary became a Material Foreign Subsidiary (or such later date as may be agreed upon by the Administrative Agent), the Company shall, and/or shall cause each Domestic Subsidiary to, if and to the extent that each of them holds any Equity Interest in such Material Foreign Subsidiary, execute and deliver to the Administrative Agent a new Foreign Law Pledge Agreement (as determined by the Administrative Agent in its reasonable discretion), together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions, powers of attorney and/or opinions of counsel) as the Administrative Agent may reasonably request, in order to create a perfected, first priority security interest in the Equity Interests in such Material Foreign Subsidiary, provided that such pledges, individually or collectively, with respect to any Affected Foreign Subsidiary shall not exceed the Applicable Pledge Percentage of the Voting Equity Interests in such Affected Foreign Subsidiary.  The Company or any applicable Domestic Subsidiary shall not be required to execute and deliver a Foreign Law Pledge Agreement pursuant to this Section 5.09(b)(i) if such entity directly holds 35% or less of the Voting Equity Interests in such Foreign Subsidiary and, as a result of the limitation set forth in the preceding sentence, the Company can comply with this Section 5.09(b)(i) without the pledge of such Voting Equity Interests.  Notwithstanding the foregoing, no such Foreign Law Pledge Agreement in respect of the Equity Interests of a Foreign Subsidiary (or reaffirmation of an existing Foreign Law Pledge Agreement on the Effective Date) shall be required hereunder to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(ii)            Without limiting the foregoing requirements of this Section 5.09(b) but subject to Section 5.12, all of the Equity Interests of a Foreign Subsidiary Borrower and the Foreign Subsidiaries of the Company that directly or indirectly own the Equity Interests of such Foreign Subsidiary Borrower shall be pledged to the Administrative Agent to secure the Secured Obligations owing by such Foreign Subsidiary Borrower and, to the extent permitted by applicable law, each other Foreign Subsidiary Borrower.  If, at any time after the Effective Date, the Company or any Subsidiary shall possess any Equity Interests of any such Subsidiary, the Company shall immediately notify the Administrative Agent thereof and the Company shall, and/or shall cause each Subsidiary to, if and to the extent that each of them holds any Equity Interest in any such Subsidiary, immediately execute and deliver to the Administrative Agent a new Foreign Law Pledge Agreement (as determined by the Administrative Agent in its discretion), together with such supporting documentation (including, without limitation, additional Collateral Documents, authorizing resolutions, powers of attorney and/or opinions of counsel) as the Administrative Agent may reasonably request, in order to create a perfected, first priority security interest in all of the Equity Interests in such Subsidiary securing the Obligations owing by the applicable Foreign Subsidiary Borrower and, to the extent permitted by applicable law, each other Foreign Subsidiary Borrower. Notwithstanding anything to the contrary herein, (x) any pledge of the Equity Interests of any Foreign Subsidiary in excess of the requirements in Section 5.09(b)(i) shall secure solely the Secured Obligations of the Foreign Subsidiary Borrowers and, if applicable, amounts owed under any such Foreign Law Pledge Agreement and (y) no such Foreign Law Pledge Agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(c)            Guarantees of Other Obligations.  If, at any time after the Effective Date, any Subsidiary of the Company that is not party to the Subsidiary Guaranty shall become party to a guaranty of the 2022 Senior Notes or any Material Indebtedness of the Company, the Company shall immediately notify the Administrative Agent thereof and cause such Subsidiary to comply with Section 5.09(a) (but without giving effect to the 30-day grace period provided therein).

(d)             Foreign Pension Plans.

(i)            Each Foreign Pension Plan will be operated after the Effective Date in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, and all contributions, insurance premiums, tax and expenses due to and in respect of each Foreign Pension Plan will be duly paid, except as could not reasonably be expected to have a Material Adverse Effect. The Company shall ensure that any Foreign Pension Plan that is required to be funded is funded in accordance with all requirements of law in that jurisdiction and that no action or omission is taken by any member of the Group in relation to such a Foreign Pension Plan which could reasonably be expected to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such Foreign Pension Plan).

(ii)            The Company shall ensure that the Company, its ERISA Affiliates or any of their Subsidiaries (including any UK Relevant Entity) is not, or at any time after the Effective Date will not be, an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(iii)            Reserved.

(iv)            The Company or the relevant UK Relevant Entity (as appropriate) shall promptly notify the Administrative Agent of any material change in the rate of contributions to Foreign Pension Plans paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by applicable law or otherwise) that could reasonably be expected to have a Material Adverse Effect.

(v)            The Company or the relevant UK Relevant Entity (as appropriate) shall promptly, and in any event in no less than ten (10) Business Days, notify the Administrative Agent: (i) of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to the Company, its ERISA Affiliates or any of their Subsidiaries; and (ii) if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator, in each case that could reasonably be expected to have a Material Adverse Effect.

(e)            Collateral Documentation.  The Company will cause, and will cause each Subsidiary Guarantor (other than a Foreign Subsidiary) to cause, all of its owned personal property (whether tangible, intangible, or mixed) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.  Without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Subsidiary directly owned by the Company or any Subsidiary Guarantor to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request, subject to the limitations provided in this Section 5.09 or in any Collateral Document.

(f)            Further Assurances.  Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by applicable law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company, subject to the limitations provided in this Section 5.09 or in any Collateral Document.

(g)            Additional Collateral.  If any material personal property is acquired by the Company or any Subsidiary Guarantor after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Company will promptly notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (g) of this Section, all at the expense of the Company, subject to the limitations provided in this Section 5.09 or in any Collateral Document.

SECTION 5.10  Accuracy of Information.  The Company will ensure that any written information, including financial statements or other documents, furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder (as modified or supplemented by other information so furnished) contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Company on the date thereof as to the matters specified in this Section; provided, that with respect to any projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that actual results may vary from such projections and that such variations may be material.

SECTION 5.11  Unrestricted Cash for 2022 Senior Notes.  At all times from and after the date that is six (6) months prior to the then-stated maturity of the 2022 Senior Notes (unless the 2022 Senior Notes have been refinanced in full or the maturity thereof has been extended to a date that is later than six months after the Maturity Date), the Company shall ensure that that the sum of (a) the aggregate Available Revolving Commitments of all Lenders plus (b) Unrestricted Cash, is no less than the Required Liquidity Amount.

SECTION 5.12  Post-Closing Matters.  The Loan Parties shall satisfy each of the requirements set forth on Schedule 5.12 attached hereto on or before the date specified on such Schedule for each such requirement (or such later date as may be agreed upon by the Administrative Agent pursuant to such Schedule).

SECTION 5.13 Dutch Fiscal Unity.  Any fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes in which a Dutch Loan Party is included will consist of Dutch Loan Parties only, unless the prior written consent of the Administrative Agent is obtained.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized as provided herein, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01  Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)            the Secured Obligations, including, without limitation, any and all Indebtedness created under the Loan Documents;

(b)            Indebtedness under the 2022 Senior Note Indenture and Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof; provided that in connection with any extensions, renewals and replacements of the Indebtedness under the 2022 Senior Note Indenture, the principal amount may be up to the original principal amount of the 2022 Senior Note Indenture of $300,000,000, plus any additional Indebtedness incurred at the time of such extension, renewal or replacement to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith);

(c)            Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not an Obligor Party hereunder to any Obligor Party shall be subject to the limitations set forth in Section 6.05(d), (h), (i) or (n);

(d)            Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e)            Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within one-hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of all Indebtedness permitted by this clause (e), together with Attributable Debt in respect of Sale and Leaseback Transactions permitted under Section 6.11, shall not at the time of incurrence of any such Indebtedness, exceed the greater of (x) $75,000,000 and (y) 5.0% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recently ended fiscal quarter of the Company for which Financials are available);

(f)            Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(g)            Indebtedness of the Company or any Subsidiary secured by a Lien on any asset of the Company or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not in the aggregate exceed the greater of (x) $15,000,000 and (y) 1.5% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recently ended fiscal quarter of the Company for which Financials are available) at any time;

(h)            Indebtedness (which, other than any such Indebtedness incurred by a Foreign Subsidiary Borrower, may be secured) incurred by Subsidiaries that are Foreign Subsidiaries or are not Obligor Parties from time to time after the Effective Date, so long as the aggregate principal amount of all such Indebtedness (including trade letters of credit) incurred pursuant to this clause (h) at any time outstanding shall not exceed $100,000,000; provided, that the aggregate principal amount of all such Indebtedness incurred by Foreign Subsidiary Borrowers shall not exceed $75,000,000;

(i)            Indebtedness (if any) resulting from any re-characterization of any Permitted Factoring Transaction;

(j)            any indebtedness arising between Obligor Parties under a declaration of joint and several liability used for the purpose of section 2:403 of the BW (and any residual liability under such declaration arising pursuant to section 2:404(2) of the BW) or any indebtedness arising as a result of two or more members of the Group being part of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes (for the avoidance of doubt, with due observance of Section 3.15 and Section 5.13);

(k)             other unsecured Indebtedness of an Obligor Party so long as both immediately before and immediately after giving pro forma  effect thereto (i) no Default or Event of Default has occurred and is continuing and (ii) the Company shall be compliance (on a pro forma basis) with the covenants contained in Section 6.13; provided, that in connection with the incurrence of any Indebtedness pursuant to this clause (k) in an amount equal to or greater $50,000,000, the Company shall, upon the request of the Administrative Agent, have furnished to the Administrative Agent a certificate reasonably acceptable to the Administrative Agent demonstrating such pro forma compliance in reasonable detail prior to incurring such unsecured Indebtedness; provided further, that (a) any senior unsecured Indebtedness of the Obligor Parties under any notes or convertible notes permitted hereunder and issued under an indenture, loan agreement, note purchase agreement or similar governing instrument or document in a registered public offering or a Rule 144A or other private placement transaction shall only be permitted hereunder to the extent such Indebtedness constitutes, and complies with the terms set forth in the definition of, Senior Note Indebtedness, and (b) any Indebtedness that is contractually subordinated to the payment of the Obligations shall only be permitted hereunder to the extent such Indebtedness constitutes, and complies with the terms set forth in the definition of, Subordinated Indebtedness;

(l)            Receivables Transaction Attributed Indebtedness and/or Indebtedness incurred pursuant to Qualified Receivables Transactions;

(m)            Indebtedness under performance bonds, letter of credit obligations to provide security for worker’s compensation claims and bank overdrafts, in each case, incurred in the ordinary course of business, provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five (5) Business Days of its incurrence;

(n)            in addition to Indebtedness permitted by the preceding clause (c), Indebtedness of any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary constituting the deferred purchase price in respect of intercompany transfers of goods and services otherwise permitted hereunder and made in the ordinary course of business to the extent not constituting Indebtedness for borrowed money;

(o)            Indebtedness of any Person that becomes a Subsidiary after the Effective Date pursuant to a Permitted Acquisition, so long as such Indebtedness exists at the time of such Permitted Acquisition and is not incurred in contemplation of or in connection with such Permitted Acquisition, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(p)            guarantees incurred in the ordinary course of business or consistent with industry practices in respect of obligations not constituting Indebtedness owing to suppliers, customers, franchisees, lessors, likenesses, sub-licensees and distribution partners;

(q)            Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, self-insurance obligations, worker’s compensation claims, performance guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice, including without limitation those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(r)            Indebtedness owed to (including obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practice;

(s)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within ten (10) Business Days;

(t)            Indebtedness and contingent obligations to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry (as determined in good faith by the Company), entered into to obtain cash management services (including netting services, cash pooling arrangements, employee credit cards, deposit account overdraft protection services or other related or similar services) in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(u)            Indebtedness of the Company or any Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply agreements, in each case, incurred in the ordinary course of business or consistent with industry practice;

(v)            Subordinated Indebtedness issued by the Company or any Subsidiary to current or former directors, officers, employees or consultants or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 6.08(c);

(w)            to the extent constituting Indebtedness, Attributable Debt in respect of Sale and Leaseback Transactions permitted under Section 6.11; and

(x)            Indebtedness in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof), but may be permitted in part under any relevant combination thereof, and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof), the Company may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof). In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall also be permitted hereunder after the date of such incurrence.

SECTION 6.02                                        Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            Liens created pursuant to any Loan Document;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)            Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one-hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(f)            Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction or Permitted Factoring Transaction;

(g)            in the case of the Dutch Subsidiary, Liens created or to be created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) or any other general conditions used by, or agreement or arrangement with, a bank operating in or outside the Netherlands to substantially the same effect;

(h)            Liens on assets of Subsidiaries that are not Obligor Parties securing Indebtedness of such Persons permitted under Section 6.01(h);

(i)            Liens on insurance policies and the proceeds thereof securing Indebtedness representing installment insurance premiums owing in the ordinary course of business;

(j)            Liens solely on any cash earnest money deposits made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement relating to an investment permitted under this Agreement or a Permitted Acquisition;

(k)            any encumbrance or restriction with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement to the extent permitted under Section 6.05;

(l)            Liens on cash collateral or other investment assets securing letters of credit not issued pursuant to this Agreement up to an aggregate amount of $10,000,000 at any time outstanding; and

(m)            Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed the greater of (x) $15,000,000 and (y) 1.5% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recently ended fiscal quarter of the Company for which Financials are available);

(n)            Liens upon the assets of the Company or its Subsidiaries subject to any Sale and Leaseback Transactions permitted under Section 6.11; and

(o)            the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods.

SECTION 6.03                                        Fundamental Changes.  (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except (i) as permitted under Section 6.04 (other than Section 6.04(e)), or (ii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)            any Person (including any Subsidiary) may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)            any Subsidiary may merge into any other Subsidiary; provided, that (x) any such merger involving a Foreign Subsidiary Borrower must result in a Foreign Subsidiary Borrower as the surviving entity, (y) any such merger involving an Obligor Party must result in an Obligor Party as the surviving entity and (y) any such merger involving a Foreign Law Pledgor must result in a Loan Party as the surviving entity;

(iii)            any Subsidiary may be dissolved, provided that (A) if, such Subsidiary is an Obligor Party, the assets of such dissolved Subsidiary are transferred to an Obligor Party if, (B) such Subsidiary is a Foreign Law Pledgor, the assets of such dissolved Subsidiary are transferred to a Loan Party, and (C) if a Subsidiary becomes a Material Subsidiary as a result of such transfer of assets, it will comply with the requirements of Section 5.09, as applicable;

(iv)            any Obligor Party and any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to another Obligor Party and any Subsidiary that is not an Obligor Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Subsidiary; provided that sales between an Obligor Party and a non-Obligor Party shall be at prices and on terms and conditions not less favorable to the Obligor Party than could be obtained on an arm’s-length basis from unrelated third parties; and

(v)            any Subsidiary that is an Obligor Party may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Obligor Parties at such time (or, in each case, such later date as may be agreed upon by the Administrative Agent);

provided that any such merger, consolidation or Division involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger, consolidation or Division shall not be permitted unless it is also permitted by Section 6.05.

(b)            The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, complementary or ancillary thereto, including without limitation industrial manufacturing and distribution, the rental of industrial equipment, and the provision of services related thereto.

(c)            The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04  Dispositions.  The Company will not, and will not permit any Subsidiary to, make any Disposition, except if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)            Dispositions of property that is obsolete, damaged, surplus, worn out, or otherwise no longer used or useful in the ordinary course of business;

(b)            Dispositions of inventory and Permitted Investments in the ordinary course of business;

(c)            Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property (i) by any Subsidiary to any Obligor Party and (ii) by any Subsidiary that is not an Obligor Party to any other Subsidiary that is not an Obligor Party; provided that Dispositions between an Obligor Party and a non-Obligor Party shall be at prices and on terms and conditions not less favorable to the Obligor Party than could be obtained on an arm’s-length basis from unrelated third parties;

(e)            Dispositions permitted by Section 6.03;

(f)            leases, licenses, cross-licenses, subleases or sublicenses granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(g)            Dispositions of intellectual property rights that are no longer used or useful in the business of the Company and its Subsidiaries;

(h)            the discount, write-off or Disposition of past-due accounts receivable, in each case in the ordinary course of business;

(i)            Liens permitted by Section 6.02, Restricted Payments permitted by Section 6.08, investments permitted by Section 6.05 and Sale and Leaseback Transactions permitted by Section 6.11;

(j)            Dispositions of interests in accounts or notes receivable and related assets as part of a Permitted Factoring Transaction or a Qualified Receivables Transaction;

(k)            the Specified Disposition; provided that (i) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (ii) at least 75% of the consideration received in respect thereof shall be cash, (iii) the consideration received in respect thereof shall be equal to or greater than the fair market value of the assets subject to such sale and (iv) immediately after giving pro forma effect thereto, the Company shall be compliance (on a pro forma basis) with the covenants contained in Section 6.13;

(l)            Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section (other than the Specified Disposition); provided that the aggregate book value of all property Disposed of pursuant to this clause (l) shall not exceed (i) 10% of Consolidated Total Assets (measured as of the end of the most recently ended fiscal quarter at the time of such Disposition for which Financials are available) during any four fiscal quarter period for all such Dispositions made during such period (excluding, for the avoidance of doubt, Dispositions made prior to the Effective Date) and (ii) 25% of Consolidated Total Assets (measured as of the end of the most recently ended fiscal quarter for which Financials are available at the time of such Disposition) for all such Dispositions made in reliance on this clause (l) since the Effective Date;

(m)            the Company and its Subsidiaries may make charitable donations in the ordinary course of business in accordance with past practices;

(n)            the Company and its Subsidiaries may abandon intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(o)            the Company and its Subsidiaries may enter into sales, transfers, and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)            foreclosures, condemnation, or any similar action on assets or casualty or insured damage to assets;

(q)            the Company or any Domestic Subsidiary may sell Equity Interests in any Foreign Subsidiary to another Foreign Subsidiary; provided that such sale shall be made for cash at fair market value as reasonably determined by the Company or such Domestic Subsidiary.

SECTION 6.05  Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with, or as a Division Successor pursuant to the Division of, any Person that was not a wholly owned Subsidiary prior to such merger or consolidation or Division) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)            Permitted Investments;

(b)            Permitted Acquisitions;

(c)             (i) investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries and (ii) other investments (including without limitation capital contributions, loans, advances and book entries) made after the Effective Date by conversion from any investment otherwise permitted by this Section 6.05 made by the Company in or to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary to another investment (including without limitation capital contributions, loans, advances and book entries) of like amount and involving the same entities;

(d)            investments, guarantees, loans or advances made by the Company in or to any Subsidiary and made by any Subsidiary in or to the Company or any other Subsidiary (provided that not more than the greater of 10% of Consolidated Total Assets (measured as of the end of the most recently ended fiscal quarter for which Financials are available at the time of such investment, loan or advance) and an aggregate amount of $150,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, at any time after the Effective Date, by Obligor Parties to Subsidiaries which are not Obligor Parties; provided, further, that, subject to compliance with each other covenant set forth in this Article VI in connection with any such transaction, (i) the value of any assets (other than cash and cash equivalents) distributed to an Obligor Party by a Foreign Subsidiary which is not an Obligor Party (directly or indirectly) that are contributed to or otherwise invested in a Foreign Subsidiary which is not an Obligor Party substantially concurrently with such distribution (but not more than three (3) Business Days thereafter) and (ii) the value of Equity Interests in Foreign Subsidiaries which are not Obligor Parties contributed by any Obligor Party to a Foreign Subsidiary which is not an Obligor Party, in each case, shall not reduce or count toward the aggregate amount available for investments in Subsidiaries which are not Obligor Parties under this paragraph (d));

(e)             investments in joint ventures not to exceed in the aggregate the greater of 5% of Consolidated Total Assets (measured as of the end of the most recently ended fiscal quarter for which Financials are available at the time of such transaction) and $75,000,000;

(f)             investments constituting (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and consistent with past practice and (ii) loans or advances to directors, officers, employees, independent contractors and consultants in the ordinary course of business and in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(g)            Guarantees constituting Indebtedness permitted by Section 6.01;

(h)            any investments, guarantees, loans or advances (other than acquisitions) if the Net Leverage Ratio (calculated on a pro forma basis immediately after giving effect thereto) is less than or equal to 1.50 to 1.00;

(i)            any other investments, guarantees, loans or advances (other than acquisitions) in an aggregate amount not to exceed the greater of 10% of Consolidated Total Assets (measured as of the end of the most recently ended fiscal quarter for which Financials are available at the time of creation) and $150,000,000 at any time outstanding;

(j)            guarantees by the Company and its Subsidiaries of obligations of Subsidiaries (and of former Subsidiaries or otherwise in connection with any disposition of assets permitted hereunder; provided in such case (x) such guarantee is subject to indemnification by a third party and (y) such guarantee is released within twelve (12) months after such disposition) not constituting Indebtedness, including without limitation in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(k)            investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 6.04(j) to such a special-purpose entity;

(l)            the purchase by a Foreign Subsidiary of the Equity Interests of another Foreign Subsidiary as described in Section 6.04(q);

(m)            accounts receivable and extensions of trade credit to and extended payment terms to customers in the ordinary course of business consistent with past practice;

(n)            so long as no Default or Event of Default has occurred and is continuing at the time of such investment or immediately after giving effect thereto, for any one fiscal quarter period of the Company and its Subsidiaries, investments (including, but not limited to, loans, advances, capital contributions or book entries evidencing any of the foregoing (other than acquisitions)) in an aggregate amount for all such investments not to exceed the aggregate Dollar Amount of Restricted Payments received in cash or cash equivalents (or book entries evidencing such receipt of cash or cash equivalents) by the Company or any Obligor Party from a Subsidiary which is not an Obligor Party during such fiscal quarter period and the immediately preceding fiscal quarter;

(o)            investments in the form of promissory notes and other non-cash consideration received by the Company or any Subsidiary in connection with any Disposition of assets permitted hereunder;

(p)            investments consisting of prepayments of expenses or security deposits made by the Company and its Subsidiaries in the ordinary course of business;

(q)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(r)            capital expenditures not otherwise prohibited under this Agreement;

(s)            Equity Interests of the Company acquired pursuant to a Restricted Payment permitted under Section 6.08 and held by the Company as treasury stock (provided that any such acquisition financed by the proceeds of Loans shall be made in compliance with applicable laws, rules and regulations, including Regulations T, U and X);

(t)            investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices; and

(u)            Swap Agreements permitted by Section 6.06.

For purposes of determining the amount of any investment outstanding, such amount shall be deemed to be the amount of such investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such investment) less any amount realized in respect of such investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 6.06  Swap Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks, including, without limitation, foreign currency fluctuations and commodity exposure, to which the Company or any Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.07  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) transactions between or among the Company or any Subsidiary on the one hand and any Subsidiary or other special purpose entity created to engage solely in a Qualified Receivables Transaction, (e) any other transaction between the Company and any Subsidiary or between a Subsidiary and another Subsidiary and permitted by Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.08 and 6.09, (f) payments by the Company and its Subsidiaries pursuant to tax sharing agreements among the Company and its Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, (g) employment, indemnification, benefits and compensation arrangements (including arrangements made with respect to bonuses and equity-based awards) entered into in the ordinary course of business with members of the board of directors or management committee, officers and employees of the Company or a Subsidiary, (h) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (i) transactions between the Company or any Subsidiary and any Person, a member of the governing board of which is also a member of the governing board of the Company or a Subsidiary which are expressly approved by the governing board of the Company or such Subsidiary, provided, however, that (x) such member abstains from voting as a member of the governing board of the Company or such Subsidiary on any matter involving such other Person and (y) such transaction is otherwise permitted by this Agreement.

SECTION 6.08  Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)            the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b)            Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c)            so long as there shall exist no Default or Event of Default (both immediately before and immediately after giving effect to the payment thereof), the Company may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of employees, officers, directors, consultants or independent contractors of the Company or any of its Subsidiaries or under the terms of any benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that (i) all amounts used to effect such repurchases are obtained by the Company from a substantially concurrent issuance of its common stock (or options to purchase such common stock) to other employees, members of management, executive officers, directors, consultants or independent contractors of the Company or any of its Subsidiaries or from the net proceeds of any key-man life insurance policy issued with respect to any applicable employee, officer or director or (ii) to the extent the proceeds used to effect any repurchase are not obtained as described in preceding clause (i), the aggregate amount of Restricted Payments paid by the Company pursuant to this clause (c) (exclusive of amounts paid as described pursuant to preceding clause (i)) shall not exceed $1,000,000 in any fiscal year of the Company; provided that, in the event that the maximum amount which is permitted to be expended in respect of Restricted Payments during any fiscal year pursuant to this clause (ii) is not fully expended during such fiscal year, the maximum amount which may be expended during the immediately succeeding fiscal year pursuant to this clause (ii) shall be increased by such unutilized amount;

(d)            so long as there shall exist no Default or Event of Default (both immediately before and immediately after giving effect to the payment thereof), the Company may repurchase outstanding shares of its common stock or equivalents thereof or rights to purchase any of the foregoing issued in connection with the Company’s directors compensation plan; provided that the aggregate amount of shares repurchased paid by the Company pursuant to this clause (d) (exclusive of amounts paid as described pursuant to the preceding clause (c)) shall not exceed $750,000 in any fiscal year of the Company and shall not exceed a maximum of $1,750,000 for all such repurchases made on or after the Effective Date;

(e)            the Company and its Subsidiaries may make any other Restricted Payment so long as (x) no Default or Event of Default has occurred and is continuing immediately prior to making such Restricted Payment or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto and (y) the Net Leverage Ratio, immediately after giving effect thereto on a pro forma basis, does not exceed 3.25 to 1.00;

(f)            so long as there shall exist no Default or Event of Default (both immediately before and immediately after giving effect to the declaration and payment thereof) the Company may make or pay Restricted Payments with respect to its outstanding common stock not otherwise permitted under this Section 6.08 in an aggregate amount not to exceed $25,000,000 in any fiscal year of the Company;

(g)            non-cash repurchases of Equity Interests deemed to occur upon the exercise or settlement of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or other Equity Interests if such Equity Interest represents a portion of the exercise price of, or withholding obligation with respect to, such options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or other Equity Interests;

(h)            Restricted Payments to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such Person; and

(i)            withholding tax payments made on behalf of present or former directors, consultants, independent contractors, officers or employees in connection with the exercise by such Persons of stock options or other rights to purchase Equity Interests or the vesting of restricted Equity Interests (including any repurchase of restricted Equity Interests representing the holder’s tax liability in connection with the vesting thereof), in each case, to the extent (x) such exercise of stock options or other rights or vesting of restricted Equity Interests is permitted under this Agreement, and (y) such withholding tax payments are netted out of the amounts to be distributed by the Company or any Subsidiary in connection with such exercise of stock options or other rights or vesting of restricted Equity Interests;

Notwithstanding the foregoing clauses (e) and (f), during the Specified Disposition Reinvestment Period, the Company shall only be permitted to make Restricted Payments (i) in an aggregate amount not to exceed $100,000,000, (ii) to the extent that, immediately after giving pro forma effect thereto, the Net Leverage Ratio does not exceed 3.25 to 1.00, and (iii) so long as at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. Notwithstanding anything in this Agreement to the contrary, (x) that cancellation of Subordinated Indebtedness owing to the Company or any Subsidiaries from present or former directors, consultants, officers or employees in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.08, and (y) the foregoing provisions of this Section 6.08 will not prohibit any Restricted Payment within sixty (60) days after the date of declaration thereof or the giving of notice with respect thereto, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment would have complied with the provisions of this Section 6.08 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

SECTION 6.09 Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions, including net worth, leverage and other financial covenants and customary covenants regarding business operations or encumbrances, on then-market terms (for the applicable Indebtedness) imposed under the terms of any Indebtedness permitted under clauses (b), (h), (k) or (o) of Section 6.01, in each case, so long as such terms permit the granting of Liens on property and assets of the Obligor Parties in favor of the Administrative Agent to secure the Secured Obligations, (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or existing at the time of any acquisition, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary and/or any other property pending such sale, provided such restrictions and conditions apply only to the Subsidiary and/or property (and/or owner of such property) that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vii) the foregoing shall not apply customary restrictions and conditions contained in agreements with surety companies that waive or prohibit subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations until obligations to the applicable surety company have been paid or satisfied, in each case after a claim is made upon such surety company, (viii) the foregoing shall not apply to customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (ix) the foregoing shall not apply to customary restrictions and conditions contained in documents evidencing a Qualified Receivables Transaction and (x) the foregoing shall not apply to customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of joint ventures permitted under this Agreement.

SECTION 6.10  Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents; provided, for the avoidance of doubt, the Company shall be permitted at any time to prepay or repay the Senior Note Indebtedness.  Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)            increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)            shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)            shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)            increases the rate of interest accruing on such Indebtedness;

(e)            provides for the payment of additional fees or increases existing fees;

(f)            amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)            amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous in any material respect than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.11  Sale and Leaseback Transactions.  The Company shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than Sale and Leaseback Transactions in respect of which the Attributable Debt arising therefrom, together with all Indebtedness in respect of Capitalized Lease Obligations permitted under Section 6.01(e), shall not exceed, at the time of incurrence of such Attributable Debt, the greater of (x) $75,000,000 and (y) 5% of Consolidated Total Assets of the Company and its Subsidiaries (measured as of the end of the most recently ended fiscal quarter of the Company for which Financials are available at the time of incurrence).

SECTION 6.12  Centre of Main Interests and Establishment.  No Foreign Subsidiary Borrower shall without the prior written consent of the Administrative Agent, take any action that shall cause its registered office or centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an Establishment situated outside of its jurisdiction of incorporation.

SECTION 6.13  Financial Covenants.

(a)            Maximum Net Leverage Ratio.  The Company will not permit the Net Leverage Ratio, determined as of the end of each of its fiscal quarters ending on or after the Effective Date, to be greater than 3.75 to 1.00; provided, that the Company may, in connection with a Specified Acquisition, so long as no Default or Event of Default shall be continuing and upon written notice by the Company to the Administrative Agent, elect to increase the maximum Net Leverage Ratio permitted under this Section 6.13(a) to 4.25 to 1.00 for the fiscal quarter during which such Specified Acquisition occurs (a “Trigger Quarter”) and for the next succeeding four (4) fiscal quarters after such Trigger Quarter (any such election in respect of the maximum Net Leverage Ratio pursuant to this Section 6.13(a) being referred to as an “Acquisition Holiday”); provided, further that (i) no Acquisition Holiday shall occur following a prior Acquisition Holiday unless and until the Net Leverage Ratio is less than or equal to 3.75 to 1.00 as of the end of at least one fiscal quarter following the applicable Specified Acquisition (ii) the Borrower may only exercise an Acquisition Holiday twice during the term of this Agreement, (iii) at the time of the Specified Acquisition (and as a condition to the permissibility thereof), the Company shall have furnished to the Administrative Agent a certificate signed by a Financial Officer of the Company and demonstrating Net Leverage Ratio (calculated on a pro forma basis immediately after giving effect to the Specified Acquisition and any incurrence of Indebtedness in connection therewith) of less than or equal to 4.25 to 1.00 for the four fiscal quarter period most recently ended prior to the date of such Specified Acquisition, calculated as if such Specified Acquisition had been consummated on the first day of such period and (iv) for the avoidance of doubt, after the Trigger Quarter and the four following fiscal quarters, the maximum permitted Net Leverage Ratio shall return to 3.75 to 1.00.

(b)            Minimum Interest Coverage Ratio.  The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on or after the Effective Date, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the last day of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.50 to 1.00 (or, for any fiscal quarter ending within twelve months after the consummation of the Specified Disposition, 3.00 to 1.00).

ARTICLE VII

Events of Default

SECTION 7.01  Events of Default.  The following events shall each constitute an “Event of Default” hereunder:

(a)            any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08, 5.09, 5.11 or 5.12, in Article VI, in Article X, in Article XI or any “Event of Default” shall occur under Section 5.1.2 of the Security Agreement;

(e)            any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)            the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, beyond the period of grace, if any, provided in the instrument or document under which such Indebtedness was created;

(g)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnity has been notified of such judgment or order and the applicable insurance company or indemnity has not denied coverage thereof) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)            a Change in Control shall occur;

(n)            [reserved];

(o)            any material provision of any Loan Document, at any time after its execution and delivery and for any reason ceases to be in full force and effect; or any Loan Party, any Subsidiary or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document, in each case other than (a) than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, or (b) solely as a result of acts or omissions by the Administrative Agent;

(p)            any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral having a book value in excess of $15,000,000 purported to be covered thereby, except (x) as permitted by the terms of any Loan Document or (y) solely as a result of acts or omissions by the Administrative Agent;

(q)            a UK Insolvency Event shall occur in respect of any UK Borrower or any UK Subsidiary, or any other UK Relevant Entity; or

(r)            the Company or any of its Subsidiaries shall have been notified that any of them has, in relation to a Foreign Pension Plan, incurred a debt or other liability under section 75 or 75A of the United Kingdom Pensions Act 1995, or has been issued with a Contribution Notice or Financial Support Direction, or otherwise is liable to pay an amount which, when aggregated with all other amounts required to be paid to Foreign Pension Plans by the Company or any other ERISA Affiliate that could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02  Remedies Upon an Event of Default.  If an Event of Default occurs (other than an event with respect to any Borrower described in Sections 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Company, take any or all of the following actions, at the same or different times:

(a)            terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b)            declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers;

(c)            require cash collateral for the LC Exposure as required in Section 2.06(j) hereof; and

(d)            exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law.

If an Event of Default described in Sections 7.01(h) or 7.01(i) occurs with respect to any Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, including any break funding payment, shall automatically become due and payable, and the obligations of the Borrowers to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by each Borrower on behalf of itself and its Subsidiaries.  Each Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of a Borrower, another Loan Party or elsewhere.  The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, in each case payable in accordance with Section 9.03, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party.  To the extent permitted by applicable law, each Borrower on behalf of itself and its Subsidiaries waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 7.03  Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Company or the Required Lenders:

(a)             all payments received on account of the Secured Obligations shall, subject to Section 2.22, be applied by the Administrative Agent as follows:

(i)            first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii)            second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)            third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)            fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the applicable Borrower pursuant to Section 2.06 or 2.22, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to cash collateralize Secured Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.22, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Secured Obligations, if any, in the order set forth in this Section 7.03;

(v)            fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)            finally, the balance, if any, after all Secured Obligations have been paid in full, to the Borrowers or as otherwise required by law; and

(b)            if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

SECTION 8.01  Authorization and Action.  (a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and permitted assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)            where the Administrative Agent is required or deemed to act as a trustee in respect of any Pledged Equity over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the holders of the Obligations in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)            to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and

(iv)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.

(e)            None of any Co-Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)            The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”).  The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under and obligations with respect to the Parallel Debts are assigned to and assumed by the successor Administrative Agent.

(h)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Company’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of any Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02  Administrative Agent’s Reliance, Indemnification, Etc.  (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence, bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent , or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Amount.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03  Posting of Communications.  (a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, the Issuing Banks and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04  The Administrative Agent Individually.  With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05  Successor Administrative Agent.  (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Company, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Company (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest); and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06  Acknowledgements of Lenders and Issuing Banks.  (a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 8.07  Collateral Matters.  (a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any Banking Services Agreement or Swap Agreement in respect of Swap Obligations, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08  Credit Bidding.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09  Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Co-Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)            The Administrative Agent, and each Arranger, Co-Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10  Parallel Debt.

(a)            Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent amounts equal to its Corresponding Obligations as they may exist from time to time (each a "Parallel Debt"). Each Parallel Debt will become due and payable at the same time as the corresponding Corresponding Obligation becomes due and payable.
(b)            The rights of the Administrative Agent under this Section 8.10 are several and independent from any right that a Secured Party may have under the Loan Documents.
(c)            An amount paid by a Loan Party to the Administrative Agent in respect of a Parallel Debt will discharge the liability of that Loan Party under the corresponding Corresponding Obligation in an equal amount.
(d)            The aggregate amount outstanding under the Parallel Debts will never exceed the aggregate amount outstanding under the Corresponding Obligations.
(e)            For the purpose of this Section 8.10 the Administrative Agent acts as a creditor of the Parallel Debts.

SECTION 8.11  French Security.  Each Lender, on behalf of itself and its Affiliates, hereby (as mandant):

(a)            appoints the  Administrative Agent to act as agent (mandataire) (with full power to appoint and to substitute and to delegate subject to the prior written consent of the Lenders) on its behalf to do anything upon the terms and conditions set out in this Agreement under or in connection with the Collateral Documents governed by the laws of France;

(b)            confirms its approval of the Collateral Documents governed by the laws of France creating or expressed to create a Lien benefiting to it and any Lien created or to be created pursuant thereto and irrevocably authorises (with power of delegation), empowers and directs the Administrative Agent (by itself or by such person(s) as it may nominate) to execute for and on its behalf the Collateral Documents governed by the laws of France, to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with such Collateral Documents, together with any other rights, powers and discretions which are incidental thereto and to give a good discharge for any moneys payable under such Collateral Documents; and

(c)            acknowledges that the Administrative Agent has been appointed by it to constitute, register, manage,  enforce the Collateral Documents governed by the laws of France (including any security interest (sûreté réelle) granted by Actual International Holdings, Inc., a Delaware corporation or any other Loan Party under the laws of France) granted in order to secure the performance and payment of the Secured Obligations  according to the Collateral Documents governed by the laws of France and agrees that the Administrative Agent may exercise the rights and perform the obligations assumed by it pursuant to its nomination in accordance with applicable law from time to time.

ARTICLE IX

Miscellaneous

SECTION 9.01  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Borrower, to it c/o Company, N86 W12500 Westbrook Crossing, Menomonee Falls, WI , Attention of Richard Roman, Treasurer, Vice President Tax (Telecopy No. 262-293-7033; Telephone No. 262-293-1985 ) with a copy (which shall not constitute notice) to the Company, N86 W12500 Westbrook Crossing, Menomonee Falls, WI , Attention of Fabrizio Rasetti, General Counsel (Telecopy No.  262-293-1529, Telephone No. 262-293-7033) with a copy (which shall not constitute notice) to McDermott Will & Emery LLP, 444 West Lake Street, Suite 4000, Chicago, IL 60606-0029, Attention of John Tamisiea, Anh Lee and George Houhanisin (Telecopy No.  312-984 7700, Telephone No. 312-372-2000);

(ii)            if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor LS2, Chicago, IL 60603, Attention of Stephon Chambers (Telecopy No. (844) 492-3894; Email: JPM.Agency.Servicing.1@jpmorgan.com and stephon.chambers@jpmorgan.com) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor LS2, Chicago, IL 60603, Attention of Stephon Chambers (Telecopy No. (844) 492-3894);

(iii)            If to an Issuing Bank:

(A)            in the case of JPMorgan Chase Bank, N.A., to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, IL 60603, Attention of Chicago LC Team (Telecopy No. (214) 307-6874; Phone No. (855) 609-0059; Email: Chicago.LC.Agency.Activity.Team@JPMChase.com);

(B)            if to any other Issuing Bank, to it at its street address, telecopy number and/or e-mail address set forth in its Administrative Questionnaire;

(iv)            if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor LS2, Attention of Stephon Chambers (Telecopy No. (844) 492-3894; Email: JPM.Agency.Servicing.1@jpmorgan.com and stephon.chambers@jpmorgan.com); and

(v)            if to any other Lender, to it at its street address, telecopy number and/or e-mail address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e‑mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in (x) Section 2.20 with respect to an Incremental Term Loan Amendment and (y) Section 2.23(a) with respect to a Dutch Borrower Amendment, and subject to Section 2.14(c) and clauses (c) and (d) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waivers or amendments with respect to the application of a default rate of interest), or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), (iv) change Section 2.09(c) or 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b), 2.22(b) or 7.03 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date), (vii) (x) release the Company from its obligations under Article X or Article XI or (y) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (other than in accordance with the terms of the Loan Documents), in each case, without the written consent of each Lender, or (viii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.22 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender); provided further, that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Company and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)            Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the initial Term Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)            If the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(e)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.  Notwithstanding the foregoing, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section 9.02(e), it shall not be necessary to obtain the consent or approval of any Non-Consenting Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Non-Consenting Lender receives payment in full as described above.

(f)            The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to the Administrative Agent in accordance with Section 2.06(j), (ii) constituting property being sold, transferred or otherwise disposed of (including, pursuant to a Qualified Receivables Transaction or Permitted Factoring Transaction) if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

SECTION 9.03  Expenses; Indemnity; Damage Waiver.  (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for the Administrative Agent and its Affiliates and, in each applicable jurisdiction, one local counsel for the Administrative Agent and its Affiliates), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one primary counsel and, in each applicable jurisdiction, one local counsel for the Administrative Agent, the Issuing Banks and the Lenders, taken as a whole, and (y) in the case of actual or reasonably perceived potential conflicts of interest (as reasonably determined by the Administrative Agent, any Issuing Bank or any Lender), one additional primary counsel and, in each applicable jurisdiction, one local counsel, for each similarly affected group of Persons) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Company shall indemnify the Administrative Agent, each Arranger, each Co-Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented out-of-pocket legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case, for such Indemnitees, taken as a whole, and (y) in the case of actual or reasonably perceived potential conflicts of interest or the availability of different claims or defenses (in either case, as reasonably determined by the applicable Indemnitee), one additional counsel for each similarly affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Company or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Company or any of its Subsidiaries against any Indemnitee for a material breach in bad faith of such Indemnitee’s or any of its Related Parties’ obligations under the Loan Documents, to the extent so determined in a final and non-appealable judgment by a court of competent jurisdiction or (z) result from any dispute solely between or among Indemnitees or Related Parties (other than claims against any Indemnitee acting in its capacity or in fulfilling its role as Administrative Agent, Co-Syndication Agent, Documentation Agent, Arranger, or any similar role under the Loan Documents, and other than claims to the extent arising out of any act or omission on the part of the Company or its Affiliates).  A Person seeking to be indemnified under this Section 9.03 shall use commercially reasonable efforts to notify the Company of any event requiring indemnification within 30 days following such Person’s receipt of notice of commencement of any action or proceeding, or such Person’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder, and furthermore such Person agrees to notify the Company from time to time of the status of any such action or proceeding; provided, that the failure to so notify the Company shall not affect the Company’s duty or obligations under this Section 9.03. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)            Each Lender severally agrees to pay any amount required to be paid by the Company under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, the Issuing Banks and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)            To the extent permitted by applicable law, (i) no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) except to the extent determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)            All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor, accompanied by a reasonably detailed calculation of the amount demanded.

SECTION 9.04 Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (provided such Person is not an Ineligible Institution and provided, further that with respect to Loans extended to Dutch Borrowers only, such Person is a Non-Public Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Company (provided that (x) the Company shall be deemed to have consented to any such assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and (y) the Company shall be deemed to have consented to any such assignment of all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent; provided that (x) no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment, and (y) no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the Issuing Banks; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan; and

(D)            the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent to a lesser amount, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a  holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d)  the Company, any of its Subsidiaries or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)            Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e‑mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any and all of the Secured Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement and the other Loan Documents (unless explicitly stated to be governed by the law of another jurisdiction) shall be construed in accordance with and governed by the law of the State of New York.

(b)            Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender or Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower, any Loan Party or its properties in the courts of any jurisdiction.

(d)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary).  Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23.  Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower.  To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f)            If a Dutch Subsidiary is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this agreement) and the other Loan Documents or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other Parties to this agreement that the existence and extent of the attorney's authority and the effects of the attorney's exercise or purported exercise of their authority shall be governed by the laws of the Netherlands.

SECTION 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.1  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. In the event of disclosure pursuant to clauses (b) or (c) in this Section 9.12, the applicable disclosing Person shall, (x) except in the case of disclosures with respect to any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority where such audit or examination does not specifically target the Company, its Subsidiaries or this Agreement, to the extent not prohibited by applicable law, rule or regulation, as promptly as practicable notify the Company in writing of such disclosure and (y) use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13  Material Non-Public Information.  (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)            ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.15  Releases of Subsidiary Guarantors.

(a)            (i) A Loan Party (other than the Company) shall automatically be released from its obligations under the Subsidiary Guaranty and other Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Subsidiary and (ii) the Liens granted to the Administrative Agent by the Loan Parties shall be automatically released upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Loan Party, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)            Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Loan Party (other than the Company) from its obligations under the Subsidiary Guaranty and other Loan Documents if such Loan Party is no longer a Material Domestic Subsidiary or Material Foreign Subsidiary and is not required to be a Guarantor pursuant to Section 5.09(a)(ii) or 5.09(c) (unless the guarantee causing the application of Section 5.09(c) is contemporaneously released) or if such Loan Party becomes a Disregarded Domestic Person in connection with a transaction permitted by this Agreement, including without limitation in connection with any sale, transfer or other Disposition made in compliance with the terms of this Agreement.

(c)            For the avoidance of doubt, and notwithstanding anything to the contrary, (x) the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Loan Party (other than the Company) from its obligations under the Subsidiary Guaranty and other Loan Documents and release any Liens granted to the Administrative Agent by the Obligor Parties on Collateral that is sold, in each case, in connection with the Specified Disposition and (y) any release of a Foreign Subsidiary Borrower shall be subject to the requirements of Section 2.23(b).

(d)            At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Swap Obligations, Banking Services Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted), the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.16  Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18  No Fiduciary Duty, etc.  (a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person.  Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby.  Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrowers with respect thereto.

(b)            Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which it may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)            In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers or their Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise.  No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies.  Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrowers, confidential information obtained from other companies.

SECTION 9.19  Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.20  Allocation of Tax Losses Upon Termination of Dutch Fiscal Unity.  If, at any time, a Dutch Loan Party is a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes and such fiscal unity is, in respect of that Dutch Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Administrative Agent enforcing its rights under any Collateral Document, such Dutch Loan Party shall, at the request of the Administrative Agent and together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request (as part of the relevant tax return) with the relevant Governmental Authority to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) to the Dutch Loan Party leaving that fiscal unity insofar such tax losses are attributable (toerekenbaar) to the Dutch Loan Party leaving that fiscal unity (within the meaning of Article 15af of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)).

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article X, each Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations.  Each Borrower further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.  Each of the Borrowers hereby irrevocably and unconditionally agrees, jointly and severally with the other Borrowers, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Administrative Agent, the Issuing Banks and the Lenders to the extent required by Section 9.03 against any cost, loss or liability they incur as a result of any other Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Borrower under this Article X on the date when it would have been due (but so that the amount payable by each Borrower under this indemnity will not exceed the amount which it would have had to pay under this Article X if the amount claimed had been recoverable on the basis of a guarantee).

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Secured Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation (including a payment effected through exercise of a right of set-off) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, promptly pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Secured Obligations then due, together with accrued and unpaid interest thereon.  Each Borrower further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted).

Each Borrower hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article X or the Subsidiary Guaranty, as applicable, in respect of Specified Swap Obligations (provided, however, that each Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Each Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Notwithstanding anything contained in this Article X to the contrary, no Foreign Subsidiary Borrower which is and remains an Affected Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligation incurred solely by or on behalf of, the Company or any Subsidiary Guarantor.

ARTICLE XI

Company Guarantee

In order to induce the Lenders to extend credit to the Company hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Specified Ancillary Obligations of the Subsidiaries.  The Company further agrees that the due and punctual payment of such Specified Ancillary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Company waives presentment to, demand of payment from and protest to any Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of any Banking Services Agreement, any Swap Agreement or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Company further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Company by virtue hereof, upon the failure of any Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), promptly pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Specified Ancillary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Specified Ancillary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any applicable Lender (or any of its Affiliates), disadvantageous to such applicable Lender (or any of its Affiliates) in any material respect, then, at the election of such applicable Lender, the Company shall make payment of such Specified Ancillary Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by such applicable Lender (or its Affiliate) and, as a separate and independent obligation, shall indemnify such applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment to the extent required by Section 9.03.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash (other than contingent indemnification obligations for which no claim has been asserted) of all the Specified Ancillary Obligations owed by such Subsidiary to the applicable Lender (or its applicable Affiliates).

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted).

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ACTUANT CORPORATION, as the Company

By	/s/ Richard M. Roman
Name: Richard M. Roman
Title: Vice President, Treasurer and Assistant Secretary

ACTUANT FINANCE LIMITED., as a Foreign Subsidiary Borrower

By	/s/ Richard M. Roman
Name: Richard M. Roman
Title: Director

Signature Page to Credit Agreement
Actuant Corporation

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By	/s/ Richard Barritt
Name: Richard Barritt
Title: Executive Director

Jurisdiction of tax residence: US DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION as a Lender and an Issuing Bank

By	/s/ Kevin Valenta
Name: Kevin Valenta
Title: Vice President

Jurisdiction of tax residence: United States DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By	/s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

Jurisdiction of tax residence: USA DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

SUNTRUST BANK, as a Lender and an Issuing Bank

By	/s/ Chris Hursey
Name: Chris Hursey
Title: Director

Jurisdiction of tax residence: United States DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Bank

By	/s/ Andrew Klvana
Name: Andrew Klvana
Title: Assistant Vice President

Jurisdiction of tax residence: United States of America DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

BMO HARRIS BANK N.A., as a Lender

By	/s/ Ronald J. Carey
Name: Ronald J. Carey
Title: Senior Vice President

Jurisdiction of tax residence: United States DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Caroline V. Krider
Name: Caroline V. Krider
Title: SVP & Milwaukee Market Leader

Jurisdiction of tax residence: United States DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

Jurisdiction of tax residence: UNITED STATES DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

BRANCH BANKING AND TRUST COMPANY, as a Lender

By	/s/ Kurt W. Anstaett
Name: Kurt W. Anstaett
Title: Senior Vice President
Jurisdiction of tax residence: UNITED STATES OF AMERICA

DTTP Scheme number:

Signature Page to Credit Agreement
Actuant Corporation

 Schedule 1.2

Initial Material Domestic Subsidiaries

Material Domestic Subsidiary (each a Subsidiary Guarantor)	Jurisdiction of Organization
Weasler Engineering, Inc.	Delaware
Power Packer North America, Inc.	Delaware
Actuant International Holdings, Inc.	Delaware

Other Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Organization
B.W. Elliott Manufacturing Co., LLC	New York
Hydratight Operations, Inc	Delaware

 Schedule 1.3

Initial Material Foreign Subsidiaries

Material Foreign Subsidiary	Jurisdiction of Organization
Actuant Acquisitions Limited	U.K.
Actuant Europe Holdings SAS	France

Other Foreign Subsidiaries whose Stock is Pledged

Foreign Subsidiary	Jurisdiction of Organization
Actuant International Limited	U.K.
Actuant Finance Limited	U.K.

Schedule 1.4

Initial Foreign Law Pledgors and Foreign Law Pledge Agreements

Foreign Law Pledgor	Jurisdiction	Pledged Subsidiary	Pledged Subsidiary’s Jurisdiction
Actuant International Holdings, Inc.	Delaware	Actuant Europe Holding SAS	France
Actuant International Holdings, Inc.	Delaware	Actuant Acquisitions Limited	U.K.
Actuant Europe Holding SAS	France	Actuant International Limited.	U.K.
Actuant International Limited	U.K.	Actuant Finance Limited	U.K.

1.	Securities Accounts Pledge Agreement by Actuant International Holdings, Inc. over its shares in Actuant Europe Holding SAS in favor of JPMorgan Chase Bank, N.A.

2.	Mortgage over Shares entered into by Actuant International Holdings, Inc. over its shares in Actuant Acquisitions Limited, in favor of JP Morgan Chase bank, N.A.

3.	Mortgage over Shares by Actuant Europe Holdings SAS, over its shares in Actuant International Limited, in favor of JPMorgan Chase Bank, N.A.

4.	Mortgage over Shares entered into by Actuant International Limited over its shares in Actuant Finance Limited, in favor of JPMorgan Chase Bank, N.A.

Schedule 1.5

Attributable Debt

Existing Sale Leaseback Transactions:

1.	Real Estate Lease of Alzenauer Str. 66-70, Kahl, Bayern 63796 Germany, which Actuant Corporation subleases to Heinrich Kopp GmbH.

2.	Real Estate Lease of 2010 Clermont Street, Antigo, WI 54409 USA by Actuant Corporation.

3.	Real Estate Lease of 7801 Hwy 45 North, West Bend, WI 53095 USA by Actuant Corporation.
4.	Real Estate Lease of 5001 Moundview Drive, Red Wing, MN 55066 USA by Actuant Corporation

Leases of equipment and other personal property existing on the Closing Date from Huntington Technology Finance pursuant to Schedules ACTC-009, ACTC-010, ACTC-011 and ACTC-012.

SCHEDULE 2.01A

COMMITMENTS

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT
JPMORGAN CHASE BANK, N.A.	$53,333,333.33	$26,666,666.67

WELLS FARGO BANK, NATIONAL ASSOCIATION	$53,333,333.33	$26,666,666.67

BANK OF AMERICA, N.A.	$53,333,333.33	$26,666,666.67

SUNTRUST BANK	$53,333,333.33	$26,666,666.67

PNC BANK, NATIONAL ASSOCIATION	$53,333,333.33	$26,666,666.67

BMO HARRIS BANK N.A.	$43,333,333.35	$21,666,666.65

U.S. BANK NATIONAL ASSOCIATION	$30,000,000.00	$15,000,000.00

KEYBANK NATIONAL ASSOCIATION	$30,000,000.00	$15,000,000.00

BRANCH BANKING AND TRUST COMPANY	$30,000,000.00	$15,000,000.00

AGGREGATE COMMITMENT	$400,000,000	$200,000,000

SCHEDULE 2.01B

LETTER OF CREDIT COMMITMENTS

ISSUING BANK	LETTER OF CREDIT COMMITMENT
JPMORGAN CHASE BANK, N.A.	$12,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$12,000,000

BANK OF AMERICA, N.A.	$12,000,000

SUNTRUST BANK	$12,000,000

PNC BANK, NATIONAL ASSOCIATION	$12,000,000

AGGREGATE LETTER OF CREDIT COMMITMENT	$60,000,000

Schedule 2.06

Existing Letters of Credit

Alias	Borrower	Beneficiary	Current Amount	CCY	Effective Date	Actual Expiry
CPCS-429431	Actuant Corporation	JPMORGAN CHASE BANK, N.A.	1,225,000.00	USD	30-Jun-15	30-Oct-21
NUSCGS001554	Actuant Corporation	INTESA SANPAOLO SPA	7,377.59	USD	20-Feb-19	30-Apr-19
S-250262	Actuant Corporation	NORDEA BANK, SWEDEN AB	7,700.00	USD	19-Mar-18	3-Jul-19

Schedule 3.01

Subsidiaries

Organizational Chart is on file with Agent.

Schedule 3.06

Disclosed Matters

None.

SCHEDULE 5.12
POST CLOSING MATTERS

1.
Not later than thirty (30) days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent:

a.	Original stock certificates and stock powers required to be provided pursuant to the Security Agreement (other than those held by the Administrative Agent on the Effective Date).

2.
Not later than sixty (60) days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the Loan Parties shall deliver to the Administrative Agent:

a.
Foreign Law Pledge Agreements by each applicable Foreign Law Pledgor; provided, however that no Foreign Law Pledge Agreement shall be required under this paragraph with respect to Actuant Acquisitions Limited if Actuant Acquisitions Limited transfers Weasler Engineering, Inc. to Actuant International Holdings, Inc.  no later than sixty (60) days after the Effective Date (or such later date as the Administrative Agent shall agree in its sole discretion.

b.
Certificate of the Secretary or an Assistant Secretary (or other applicable representative) of each Foreign Law Pledgor certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Foreign Law Pledgor, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws, Constitutional Documents or other applicable organizational document, as attached thereto, of such Foreign Law Pledgor as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Foreign Law Pledgor approving the terms of, and the transactions contemplated by and authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers or other authorized signatories of each Foreign Law Pledgor authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

c.
Good Standing Certificate (or analogous documentation if applicable) for each Foreign Law Pledgor from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

d.	In respect to any UK Subsidiary, whose shares are the subject of Collateral (a "Charged Company"), either:

(i)	a certificate of an authorised signatory of the Company certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the United Kingdom Companies Act 2006 from that Charged Company; and

(B)	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of those shares,

together with a copy of the "PSC register" (within the meaning of section 790C(10) of the United Kingdom Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

Schedule 6.01

Existing Indebtedness

Attributable Debt under Sale and Leaseback Transactions set forth on Schedule 1.5 outstanding on the Closing Date in an aggregate amount not in excess of $30 million.

Schedule 6.02

Existing Liens

Liens upon assets of the Company or any of its Subsidiaries subject to Sale and Leaseback Transactions listed on Schedule 1.5.

  Schedule 6.09

Existing Restrictions

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Actuant Corporation and certain Foreign Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of March 29, 2019 among Actuant Corporation, the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted]4:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent [and an Issuing Bank and Swingline Lender]

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment”, “Term Loan Commitment”, etc.).
3 Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

By:
Title:

[[__________], as an Issuing Bank

By:
Title:

[Consented to:][5]

ACTUANT CORPORATION

By:
Title:

5 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time, or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender or any of their respective Related Parties, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate (this “Certificate”), for the period ended [____], is furnished pursuant to that certain Credit Agreement dated as of March 29, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the [____] of the Company and I am authorized to deliver this Certificate on behalf of the Company and its Subsidiaries;

2.
I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Company and its Subsidiaries with the Credit Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);

3.
The attached financial statements of the Company and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis (the “Accounting Method”) consistent with the requirements of the Credit Agreement and, except as may have been otherwise expressly agreed to in the Credit Agreement, in accordance with GAAP consistently applied, and (b) to the extent that the attached are not the Company’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.
The examinations described in paragraph 2 did not disclose and I have no knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a Default or an Event of Default as of the date of this Certificate or (b) any change in the Accounting Method or in the application thereof that has occurred since the date of the annual financial statements delivered to the Administrative Agent in connection with the closing of the Credit Agreement or subsequently delivered as required in the Credit Agreement;

5.
I hereby certify that, except as set forth below, no Obligor Party has changed (i) its legal name, (ii) its chief executive office, (iii) its principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization since the [Effective Date][6][last such certification provided to the Administrative Agent][7]; and

6 For the initial compliance certificate provided after the Effective Date.
7 For each compliance certificate thereafter.

6.
Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, referred to in paragraphs 4 and 5 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of               ,        .

By:
Name:
Title:

2

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 29, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such a tranche;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the aggregate Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.            The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[__________], thereby making the aggregate amount of its total Revolving Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].

2.            The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.            Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.            This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.            This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

 Accepted and agreed to as of the date first written above

ACTUANT CORPORATION

By:
Name:
Title:

 Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

2

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 29, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.            The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].

2.            The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.            The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[___________]

4.            The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.            Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.            This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7.            This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

 Accepted and agreed to as of the date first written above

ACTUANT CORPORATION

By:
Name:
Title:

 Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

 EXHIBIT E

LIST OF CLOSING DOCUMENTS

ACTUANT CORPORATION

CERTAIN FOREIGN SUBSIDIARY BORROWERS

CREDIT FACILITIES

March 29, 2019

LIST OF CLOSING DOCUMENTS8

A.            LOAN DOCUMENTS

1.
Credit Agreement (the “Credit Agreement”) by and among Actuant Corporation, a Wisconsin corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Revolving Lenders in an initial aggregate principal amount of $400,000,000 and a term loan facility to the Company from the Term Lenders in an initial aggregate principal amount of $200,000,000.

SCHEDULES

Schedule 1.2	--	Initial Material Domestic Subsidiaries
Schedule 1.3	--	Initial Material Foreign Subsidiaries
Schedule 1.4	--	Initial Foreign Law Pledgors and Foreign Law Pledge Agreements
Schedule 1.5	--	Attributable Debt
Schedule 2.01A	--	Commitments
Schedule 2.01B	--	Letter of Credit Commitments
Schedule 2.06	--	Existing Letters of Credit
Schedule 3.01	--	Subsidiaries
Schedule 3.06	--	Disclosed Matters
Schedule 5.12	--	Post-Closing Matters
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.09	--	Existing Restrictions

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Compliance Certificate
Exhibit C	--	Form of Increasing Lender Supplement
Exhibit D	--	Form of Augmenting Lender Supplement

1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement.  Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

Exhibit E	--	List of Closing Documents
Exhibit F-1	--	Form of Borrowing Subsidiary Agreement
Exhibit F-2	--	Form of Borrowing Subsidiary Termination
Exhibit G-1	--	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit G-2	--	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit G-3	--	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit G-4	--	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit H-1	--	Form of Borrowing Request
Exhibit H-2	--	Form of Interest Election Request

2.	Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(g) of the Credit Agreement.

3.	Domestic Subsidiary Guaranty executed by each Subsidiary Guarantor identified on Annex 1 hereto (collectively with the Borrowers, the “Obligor Parties”) in favor of the Administrative Agent.

4.
Pledge and Security Agreement executed by the Company and the Subsidiary Guarantors (collectively, the “Initial Grantors”), together with pledged instruments and allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit A	--	Legal and Prior Names; Principal Place of Business and Chief Executive Office; Mergers; Mailing Address; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations
Exhibit B	--	Patents, Copyrights and Trademarks Protected under Federal Law
Exhibit C	--	List of Instruments, Pledged Securities and other Investment Property
Exhibit D	--	UCC Financing Statement Filing Locations
Exhibit E	--	Commercial Tort Claims
Exhibit F	--	State Organization Number and Jurisdiction of Incorporation
Exhibit G	--	Equity Interests Pledged to Secure Obligations of Foreign Subsidiary Borrowers
Exhibit H	--	Deposit Accounts; Securities Accounts
Annex I	--	Joinder

5.
Certificates of Insurance listing the Administrative Agent as (x) lender loss payee for the property casualty insurance policies of the Initial Grantors, together with separate lender loss payable endorsements and (y) additional insured with respect to the liability insurance of the Initial Grantors, together with separate additional insured endorsements.

B.            UCC DOCUMENTS

6.
 UCC, tax lien and name variation search reports naming each Initial Grantor (and certain former names or pre-merger entities, as appropriate) from the appropriate offices in those jurisdictions identified in Annex 2 hereto

7.	UCC financing statements naming each Initial Grantor as debtor and the Administrative Agent as secured party filed in the offices listed on Annex 1 hereto.

C.            CORPORATE DOCUMENTS

8.
Certificate of the Secretary or an Assistant Secretary of each Obligor Party (or with respect to a Dutch Subsidiary that is a Loan Party, by a member of the board of such Dutch Subsidiary) authorized to represent such Dutch Subsidiary certifying (i) that there have been no changes in the Certificate of Incorporation or Deed of Incorporation or other charter document of such Obligor Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity if applicable) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws, Constitutional Documents, Articles of Association or other applicable organizational document, as attached thereto, of such Obligor Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Obligor Party (including but not limited to any resolution by the general meeting or supervisory board of such Loan Party) approving the terms of, and the transactions contemplated by and authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) if applicable, the names and true signatures of the incumbent officers of each Obligor Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

9.
Good Standing Certificate (or analogous documentation if applicable) for each Obligor Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

D.            OPINIONS

10.	Opinion of McDermott, Will & Emery LLP, counsel to the Company, with respect to issues of New York and Delaware law.

11.	Opinion of Quarles & Brady LLP, counsel to the Company, with respect to issues of Wisconsin law.

12.	Opinion of McDermott, Will & Emery LLP, counsel to the Obligor Parties, with respect to issues of the law of England and Wales.

E.            CLOSING CERTIFICATES AND MISCELLANEOUS

13.
A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying as of the Effective Date as to compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02..

14.
A Certificate of the chief financial officer or treasurer of the Company in form and substance reasonably satisfactory to the Administrative Agent that, immediately after giving effect to the Transactions, the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent immediately after incurring the indebtedness in connection with the Transactions.

15.
Payoff documentation providing evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder have been terminated.  The UCC-1s to be terminated are set forth on Annex III hereto.

16.
In respect of any UK obligor, a certificate of the Company (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Credit Exposure would not cause any borrowing, guarantee, security or similar limit binding on such UK obligor to be exceeded.

17.
In respect to any UK obligor, a certificate of an authorized signatory of the Company or the  relevant UK obligor certifying that each copy document relating to it specified in this Part C of Exhibit E is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

F.            POST-CLOSING

Within 30 days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion:

18.	Original stock certificates and stock powers required to be provided pursuant to the Security Agreement (other than those held by the Administrative Agent on the Effective Date).

Within 60 days after the Effective Date (or such later date as may be agreed by the Administrative Agent in its sole discretion:

19.
Foreign Law Pledge Agreements by each applicable Foreign Law Pledgor; provided, however that no Foreign Law Pledge Agreement shall be required under this paragraph with respect to Actuant Acquisitions Limited if Actuant Acquisitions Limited transfers Weasler Engineering, Inc. to Actuant International Holdings, Inc.  no later than sixty (60) days after the Effective Date (or such later date as the Administrative Agent shall agree in its sole discretion.

20.
Certificate of the Secretary or an Assistant Secretary or other applicable representative of each Foreign Law Pledgor certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Foreign Law Pledgor, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws, Constitutional Documents or other applicable organizational document, as attached thereto, of such Foreign Law Pledgor as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Foreign Law Pledgor approving the terms of, and the transactions contemplated by and authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers or other authorized signatories of each Foreign Law Pledgor authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

21.
Good Standing Certificate (or analogous documentation if applicable) for each Foreign Law Pledgor from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

22.	In respect to any UK Subsidiary, whose shares are the subject of Collateral (a "Charged Company"), either:

(i)	a certificate of an authorised signatory of the Company certifying that:

(A)	each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the United Kingdom Companies Act 2006 from that Charged Company; and

(B)	no "warning notice" or "restrictions notice" (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of those shares,

together with a copy of the "PSC register" (within the meaning of section 790C(10) of the United Kingdom Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)	a certificate of an authorized signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

ANNEX 1

Domestic Subsidiary Guarantors

Entity Legal Name	Jurisdiction of Organization
Actuant International Holdings, Inc.	Delaware
B.W. Elliott Manufacturing Co., LLC	New York
Hydratight Operations, Inc.	Delaware
Power Packer North America, Inc.	Delaware
Weasler Engineering, Inc.	Delaware

UCC Filing Locations

Entity Legal Name	UCC Filing Location
Actuant Corporation	Wisconsin
Actuant International Holdings, Inc.	Delaware
B.W. Elliott Manufacturing Co., LLC	New York
Hydratight Operations, Inc.	Delaware
Power Packer North America, Inc.	Delaware
Weasler Engineering, Inc.	Delaware

ANNEX 2

Lien Search Jurisdictions

Name	Type of Search	Jurisdiction
Actuant Corporation	UCC/FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Wisconsin SOS
Also search trade names: Enerpac and Simplex	UCC/FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
Actuant International Holdings, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Actuant UK Holdings, LLC	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
ATU M.E. Investments LLC	UCC/FTL	Nevada SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Nevada SOS
Also search former name: Applied Power Investments II, Inc.	UCC/FTL	Nevada SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC

ATU Worldwide Holdings I Inc.	UCC/FTL	New York SOS
	STL	New York DOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	New York SOS
Also search former name: Actuant Electrical, Inc.	UCC/FTL	New York SOS
	FTL	Wisconsin DFI
	STL	New York DOS
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
ATU Worldwide Holdings II LLC	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Also search former name: GB Tools & Supplies, LLC	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/J	Waukesha County, Wisconsin
	SPSJ	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
B.W. Elliott Manufacturing Co., LLC	UCC/FTL	New York SOS
	FTL	Wisconsin DFI
	STL	New York DOS
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	STL/FTL/PS/J	Broome County, New York
	PS/J	New York USDC
	Name Variation Report (UCC)	New York SOS

Cortland Company, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	FTL	New York SOS
	STL	New York DOS
	STL/FTL/PS/J	Cortland County, New York
	PS/J	New York USDC
	Name Variation Report (UCC)	Delaware SOS
Engineered Solutions, L.P.	UCC	Indiana SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Indiana SOS
Also search trade name: Power Gear	UCC	Indiana SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
Hydratight Operations, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	FTL	Texas SOS
	STL/FTL/PS/J	Harris County, Texas
	PS/J	Harris County, Texas
	Name Variation Report (UCC)	Delaware SOS
Also search: Mirage Machines Limited	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC

	FTL	Texas SOS
	STL/FTL/PS/J	Harris County, Texas
	PS/J	Harris County, Texas
Maxima Holding Company, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Maxima Holdings - Europe, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Maxima Technologies & Systems LLC	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	STL/FTL/PS/J	Lancaster County, PA
	PS/J	Pennsylvania, USDC
	Name Variation Report (UCC)	Delaware SOS
Power Packer North America, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Marquette County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Also search former name: GITS MFG. CO	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Marquette County, Wisconsin

	PS/J	Wisconsin USDC
Also search trade name: GITS	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Marquette County, Wisconsin
	PS/J	Wisconsin USDC
PSL Holdings, Inc.	UCC/FTL	Texas SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Texas SOS
Versa Technologies, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Milwaukee County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Weasler Engineering, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Washington County, Wisconsin
	PS/J	Wisconsin USDC
	Name Variation Report (UCC)	Delaware SOS
Also search: ASCP-Weasler Holdings, Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Washington County, Wisconsin
	PS/J	Wisconsin USDC
Also search: Weasler Engineering (Europe), Inc.	UCC/FTL	Delaware SOS
	FTL	Wisconsin DFI
	STL/FTL/PS/J	Waukesha County, Wisconsin Washington County, Wisconsin
	PS/J	Wisconsin USDC

ANNEX 3

UCC-1s to be Terminated

1.	UCC-1 #040003045618 filed 02/23/2004

2.	UCC-1 #090007243319 filed 06/11/2009

3.	UCC-1 #2008 1367687 filed 04/18/2008

4.	UCC-1 #2009 0411782 filed 02/06/2009

5.	UCC-1 #2009 1867537 filed 06/11/2009

6.	UCC-1 #2013 3375806 filed 08/28/2013

7.	UCC-1 #2009014594-3 filed 06/11/2009

8.	UCC-1 #2015007449-0 filed 03/23/2015

9.	UCC-1 #200906110339519 filed 06/11/2009

10.	UCC-1 #2009 2866637 filed 09/04/2009

11.	UCC-1 #200906110339533 filed 06/11/2009

12.	UCC-1 #2013 2580745 filed 07/03/2013

13.	UCC-1 #200400001680122 filed 02/23/2004

14.	UCC-1 #200400001680344 filed 02/23/2004

15.	UCC-1 #200900004935385 filed 06/12/2009

16.	UCC-1 #200900004935496 filed 06/12/2009

17.	UCC-1 #2009 1867693 filed 06/11/2009

18.	UCC-1 #2009 1867727 filed 06/11/2009

19.	UCC-1 #2009 1867743 filed 06/11/2009

20.	UCC-1 #2009 1867925 filed 06/11/2009

21.	UCC-1 #2009 1868097 filed 06/11/2009

22.	UCC-1 #2015 2663325 filed 06/22/2015

23.	UCC-1 #09-0016579461 filed 06/11/2009

24.	UCC-1 #2009 1868535 filed 06/11/2009

25.	UCC-1 #2015 2663374 filed 06/22/2015

26.	UCC-1 #2015 2663150 filed 06/22/2015

EXHIBIT F-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [_____], among Actuant Corporation, a Wisconsin corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower.  In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement.  [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party:  [______________].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or any other materiality qualifier) on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct in all material respects (or in all respects if the applicable representation and warranty is qualified by Material Adverse Effect or any other materiality qualifier) as of that date.  [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with, or otherwise constitute unlawful financial assistance under, Sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 (as amended).]9  [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS]  The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the  Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement (without limiting any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower, any Loan Party or its properties in the courts of any jurisdiction).

[Signature Page Follows]

9 To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales, Scotland or Northern Ireland.
2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

ACTUANT CORPORATION

By:______________________________________
        Name:
        Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:_____________________________________________________________________
        Name:
        Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By: ____________________________________________________________________
        Name:
        Title:

3

EXHIBIT F-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
[10 South Dearborn Street]
[Chicago, Illinois 60603]
Attention:  [__________]

[Date]

Ladies and Gentlemen:

The undersigned, Actuant Corporation (the “Company”), refers to the Credit Agreement dated as of March [__], 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.]  [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the Terminated Borrowing Subsidiary under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

ACTUANT CORPORATION

By:  _________________________________________________________
        Name:
        Title:

Copy to:	JPMorgan Chase Bank, N.A. [10 South Dearborn Street] [Chicago, Illinois 60603]

2

EXHIBIT G-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W‑8BEN or IRS Form W‑8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date:  __________, 20[__]

EXHIBIT G-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W‑8BEN or IRS Form W‑8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:

Date:  __________, 20[__]

EXHIBIT G-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W‑8BEN or IRS Form W‑8BEN-E or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN or IRS Form W‑8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:

Date:  __________, 20[__]

EXHIBIT G-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W‑8BEN or IRS Form W‑8BEN-E or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN or IRS Form W‑8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date:  __________, 20[__]

EXHIBIT H-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[10 South Dearborn
Chicago, Illinois 60603
Attention:  [__________]
Facsimile:  [__________]]10

With a copy to:

[__________]
[__________]
Attention:  [__________]
Facsimile:  [__________]

Re:  [Company]

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] specifies the following information with respect to such Borrowing requested hereby:

1.	Name of Borrower: __________

2.	The requested Borrowing is in respect of [the Revolving Commitment][the Term Loan Commitment]

1 If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).

3.	Aggregate principal amount of Borrowing:[11] __________

4.	Date of Borrowing (which shall be a Business Day): __________

5.	Type of Borrowing (ABR or Eurocurrency): __________

6.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[12] __________

7.	Agreed Currency: __________

8.	Location and number of the applicable Borrower’s account or any other account agreed upon by the Administrative Agent and such Borrower to which proceeds of Borrowing are to be disbursed: __________

[Signature Page Follows]

2 Not less than applicable amounts specified in Section 2.02(c).
3 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
2

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]13 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

[ACTUANT CORPORATION,
as the Company]
[FOREIGN SUBSIDIARY BORROWER,
as a Borrower]

By:  ________________________________
Name:
Title:

1 To be included only for Borrowings on the Effective Date.

EXHIBIT H-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[10 South Dearborn
Chicago, Illinois 60603
Attention:  [_______]
Facsimile:  ([__]) [__]-[_____]]14

Re:  [Company]

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of March [__], 2019 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Actuant Corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The [undersigned Borrower][Company, on behalf of [Subsidiary Borrower],] hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company, on behalf of [Foreign Subsidiary Borrower],] specifies the following information with respect to such [conversion][continuation] requested hereby:

1.	Borrower:

2.	Type of Borrowing of existing loan (ABR or Eurocurrency):

3.	Class of Borrowing of existing loan: [Revolver] [Term Loan]

4.	Principal amount of existing loan:

5.	Agreed Currency of existing loan:

6.	Interest Period (if applicable) of existing Borrowing: __________

7.	Aggregate principal amount of resulting Borrowing: __________

8.	Effective date of interest election (which shall be a Business Day): __________

[Signature Page Follows]

1 If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).

Very truly yours,

[ACTUANT CORPORATION,
as the Company]
[FOREIGN SUBSIDIARY BORROWER,
as a Borrower]

By: ___________________________________________________________
Name:
Title: